UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to §240.14a-12

EXTERRAN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXTERRAN CORPORATION

Dear Fellow Stockholder:

On behalf of the Board of Directors and management, you are cordially invited to attend the 2016 Annual Meeting of Stockholders to be held at Exterran Corporation, 4444 Brittmoore Road, Houston, Texas 77041 on Thursday, April 28, 2016, at 8:30 a.m. Central Daylight Time.

The attached notice of the Annual Meeting, Proxy Statement and form of proxy that follow provide important information regarding the matters to be voted on at the meeting as well as information regarding other items of interest to our stockholders.

We are making our proxy materials available over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) instead of a paper copy of this Proxy Statement, a proxy card and our 2015 Annual Report. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a printed copy of our proxy materials. All stockholders who do not receive a Notice should receive a paper copy of the proxy materials by mail. We believe the Notice process allows us to provide our stockholders with the information they need in a more timely manner, will save the cost of printing and mailing documents to you, and will conserve natural resources.

Your vote is important. We encourage you to vote even if you are unable to attend the Annual Meeting. You may vote by Internet or by telephone using the instructions on the Notice, or, if you received printed materials, by signing and returning the proxy card. You may also attend and vote at the Annual Meeting.

We look forward to seeing your ownership of Exterran represented at the 2016 Annual Meeting. Thank you for your support of and interest in Exterran.

Sincerely,

Mark R. Sotir

Executive Chairman of the Board

March 18, 2016

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EXTERRAN CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Exterran Corporation:

The 2016 Annual Meeting of Stockholders of Exterran Corporation, a Delaware corporation, will be held at 8:30 a.m. Central Daylight Time on Thursday, April 28, 2016, at the corporate offices of Exterran located at 4444 Brittmoore Road, Houston, Texas 77041, for the following purposes:

•	to elect eight directors to serve for a term expiring at the next annual meeting of stockholders;

•	to ratify the appointment of Deloitte & Touche LLP as Exterran Corporation’s independent registered public accounting firm for fiscal year 2016;

•	to conduct an advisory vote to approve the compensation of Exterran Corporation’s named executive officers;

•	to conduct an advisory vote on the frequency of future stockholder advisory votes on the compensation paid to our named executive officers; and

•	to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has set the close of business on March 2, 2016, as the record date for determining the stockholders who are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting. If you hold your shares through a broker or other intermediary, you will need proof of your stockholdings to attend the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

We are providing these materials online, as permitted by the Securities and Exchange Commission. We believe this approach allows us to conveniently provide our stockholders with the information they need, while lowering the costs of delivery and conserving natural resources.

By Order of the Board of Directors,

Valerie L. Banner

Corporate Secretary

Houston, Texas

March 18, 2016

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on April 28, 2016

This Proxy Statement and the Company’s Annual Report to Stockholders are available at http://www.proxyvote.com and also where indicated on the proxy card that accompanies this notice.

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EXTERRAN CORPORATION

4444 Brittmoore Road

Houston, Texas 77041

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

APRIL 28, 2016

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (“Board”) to be voted at the 2016 Annual Meeting of Stockholders (“Annual Meeting”) of Exterran Corporation, a Delaware corporation, sometimes referred to herein as the “Company,” “Exterran,” “us,” “we,” or like terms. The proxy materials, including this Proxy Statement, proxy card or voting instructions and our 2015 Annual Report, are being distributed and made available on or about March 18, 2016.

We are making our proxy materials available over the Internet. Accordingly, we will mail most of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) on or about March 18, 2016. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a printed copy of our proxy materials. All stockholders who do not receive a Notice should receive a paper copy of the proxy materials by mail. We believe the Notice process allows us to provide our stockholders with the information they need in a more timely manner, will save the cost of printing and mailing documents to you, and will conserve natural resources. Stockholders may access the proxy materials on the Internet or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

When and where will the Annual Meeting be held?

We will hold our 2016 Annual Meeting of Stockholders at Exterran Corporation, 4444 Brittmoore Road, Houston, Texas 77041, on Thursday, April 28, 2016, at 8:30 a.m. Central Daylight Time.

Who may vote?

You may vote if you were a holder of record of Exterran common stock as of the close of business on March 2, 2016, the record date for the Annual Meeting. Each share of common stock is entitled to one vote. As of the record date, there were 35,140,980 shares of Exterran common stock outstanding and entitled to vote.

What am I voting on and how does the Board recommend that I vote?

Proposal No.	Description of Proposal	Page No. Where You Can Find More Information Regarding the Proposal	Board Recommendation
1	Election of eight directors to serve for a term expiring at the next annual meeting of stockholders	4	FOR each nominee
2	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016	43	FOR
3	Advisory vote to approve the compensation paid to our named executive officers	45	FOR
4	Advisory vote on the frequency of future stockholder advisory votes on the compensation paid to our named executive officers	46	1 YEAR

In addition, stockholders will be asked to consider at the Annual Meeting such other business as may properly come before the meeting or any adjournment thereof.

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How do I vote?

You may vote by any of the following methods:

•	Meeting. In person at the Annual Meeting.

•	Internet. By Internet at http://www.proxyvote.com. You will need the 12-digit Control Number included on the Notice or on your proxy card. Online procedures are designed to ensure the authenticity and correctness of your proxy vote instructions.

•	Telephone. If you received a proxy card by mail, by dialing (via touch-tone telephone) the toll-free phone number on your proxy card under “Vote by Phone” and following the instructions.

•	Mail. If you received a proxy card by mail, by completing, signing and dating your proxy card and returning it promptly in the envelope provided.

To be counted, votes by Internet, telephone or mail must be received by 11:59 p.m. Eastern Daylight Time on April 27, 2016.

Can I change my vote?

Yes. You may change your vote or revoke your proxy before the voting polls are closed at the Annual Meeting by the following methods:

•	voting again by telephone or Internet;

•	sending us a signed and dated proxy card dated later than your last vote;

•	notifying the Corporate Secretary of Exterran in writing (in the case of a revocation); or

•	voting in person at the Annual Meeting.

How many votes must be present to hold the Annual Meeting?

A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the Annual Meeting. Under our Amended and Restated Bylaws (our “bylaws”) and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied.

What is a broker non-vote?

A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (“NYSE”), brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on any of the proposals other than Proposal 2 (ratification of independent registered public accounting firm), you will need to communicate your voting decisions to your bank, broker or other holder of record before April 28, 2016.

What matters will be voted on at the Annual Meeting?

Each proposal to be voted on at the Annual Meeting is described in this Proxy Statement, as is the vote required to approve each proposal. For any other matters that may be properly presented for consideration at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the Annual Meeting.

Who pays for the proxy solicitation related to the Annual Meeting?

We will pay the cost of soliciting proxies. In addition to sending you these proxy materials or otherwise providing you access to these proxy materials, some of our officers, as well as management and non-management employees, may contact our stockholders by telephone, facsimile or in person. None of these officers or employees will receive additional compensation for any such solicitation. We will also request brokers and other fiduciaries to forward proxy soliciting materials

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to the beneficial owners of shares of our common stock that are held of record by such brokers and fiduciaries, and we will reimburse their reasonable out-of- pocket expenses.

How can I view the stockholder list?

A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for viewing during the ordinary business hours for a period of ten days before the Annual Meeting at our offices at 4444 Brittmoore Road, Houston, Texas 77041.

Who will tabulate and certify the vote?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate and certify the vote, and will have a representative to act as the independent inspector of elections for the Annual Meeting.

What if I want a copy of the Company’s 2015 Annual Report on Form 10-K?

We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means, a copy of our Annual Report on Form 10-K for the year ended December 31, 2015. Please direct any such requests to the attention of Investor Relations, Exterran Corporation, 4444 Brittmoore Rd., Houston, Texas 77041, by email to investor.relations@exterran.com or by telephone at (281) 836-7000. This document is also available at the SEC’s website, which can be found at http://www.sec.gov.

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PROPOSAL 1

ELECTION OF DIRECTORS

Eight directors are nominated to be elected to the Board at the Annual Meeting, each to serve for a term expiring at our next annual meeting of stockholders. Each nominee has consented to serve as a director if elected.

Board of Directors’ Recommendation

The Board recommends that the stockholders vote “FOR” the election of each of the nominees to the Board as set forth in this proposal.

Vote Required

A plurality of the votes cast at the Annual Meeting is required to elect each director nominee; however, our Corporate Governance Principles require that any nominee who receives a greater number of “withheld” votes than “for” votes must submit his resignation for consideration by our Board. Abstentions and broker non-votes are not considered to be cast, so they will not have any effect on the election of directors.

NOMINEES FOR DIRECTOR

WILLIAM M. GOODYEAR

Mr. Goodyear 67, served as Executive Chairman of the board of directors of Navigant Consulting, Inc., a specialized, global consulting firm, from May 2000 to June 2014 and as its Chief Executive Officer from May 2000 to February 2012. Prior to December 1999, Mr. Goodyear served as Chairman and Chief Executive Officer of Bank of America Illinois and President of Bank of America’s Global Private Bank. Between 1972 and 1999, Mr. Goodyear held a variety of positions with Continental Bank (subsequently Bank of America), specializing in corporate finance, corporate lending, trading and distribution. During his tenure with Continental Bank, Mr. Goodyear managed the bank’s European and Asian Operations and served as Vice Chairman of Continental Bank’s Board of Directors prior to its 1994 merger with Bank of America. Mr. Goodyear is a member of the board and Chairman of the audit committee of Enova International, Inc., a multinational provider of online financial services to individual consumers. He is also a member of the Board of Trustees of the University of Notre Dame and the Museum of Science and Industry—Chicago and serves as Chairman of the Rush University Medical Center. Mr. Goodyear received a B.B.A. from the University of Notre Dame and an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

As the former Chief Executive Officer and former Executive Chairman of the Board of Navigant Consulting, Inc., Mr. Goodyear has significant business consulting experience, including with operational, risk management, financial, regulatory and dispute advisory services. As a former chief executive officer, he also has significant experience in management and business strategy, and as a former public company chairman he is familiar with a full range of board functions.

Director Since: October 2015

Independent

JAMES C. GOUIN

Mr. Gouin 56, has served as Executive Vice President and Chief Financial Officer of Tower International since November 1, 2007. Prior to joining Tower International, Mr. Gouin served in 2007 as a senior managing director of the corporate financial practice of FTI Consulting, Inc., a business advisory firm. Prior to joining FTI, Mr. Gouin spent 28 years at Ford Motor Company in a variety of senior positions, including as the Vice President, Finance and Global Corporate Controller from 2003 to 2006 and as the Vice President of Finance, Strategy and Business Development of Ford Motor Company’s International Operations from 2006 to 2007. Mr. Gouin received a B.B.A. from the Detroit Institute of Technology and an M.B.A. from the University of Detroit Mercy.

Mr. Gouin brings a wealth of financial experience to the Board, as well as managerial, manufacturing and global experience through his years of service at Tower International and Ford Motor Company.

Director Since: November 2015

Independent

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JOHN P. RYAN

Mr. Ryan 64, previously served as President and Chief Executive Officer of Dresser, Inc., a global provider of flow control products, measurement systems and other infrastructure technologies to the oil and gas and power generation industries, from May 2007 until February 2011. Mr. Ryan was President and Chief Operating Officer of Dresser, Inc. from December 2004 to June 2007. From 1987 to 2004, Mr. Ryan was employed by Dresser Wayne where he served as President from 1996 to 2004 and as Vice President from 1991 to 1996. Mr. Ryan also currently serves as a director of Hudson Products, Inc., a company engaged in the design, manufacture and servicing of heat transfer equipment for the petroleum, chemical, gas processing and electric utility industries; Wayne Fueling Systems, Inc., a privately-held global supplier of fuel dispensers, payment terminals and other measurement and control solutions to the retail and commercial fueling industry; and The Village of Hope, a non-profit organization. He served on the board of directors of FlexEnergy, LLC, a provider of oil field turbine generators and environmental solutions for power generation, landfill gas and digester gas applications, from January 2012 to April 2013. Mr. Ryan received a B.A. from Villanova University.

As the former President and Chief Executive Officer of Dresser, Inc., Mr. Ryan has significant international experience and energy industry knowledge, as well as a combination of commercial, operational and financial skills. With an early career in engineering, manufacturing and sales, Mr. Ryan also brings a thorough understanding of these disciplines.

Director Since: October 2015

Independent

CHRISTOPHER T. SEAVER

Mr. Seaver 67, served as Chairman of the board of directors of Hydril Company, an oil and gas service company specializing in pressure control equipment and premium connections for casing and tubing from 2006 until his retirement in May 2007. Mr. Seaver held a series of domestic and international management positions at Hydril Company from 1985 to May 2007, including as President since 1993 and CEO and Director since 1997. Prior to joining Hydril Company, Mr. Seaver was a corporate and securities attorney for the law firm of Paul, Hastings, Janofsky & Walker LLP, and was a Foreign Service Officer in the U.S. State Department with postings in Kinshasa, Republic of Congo and Bogotá, Colombia. Mr. Seaver currently serves as a director and member of the audit committee of Oil States International, Inc., an oil service company specializing in manufacturing of products for offshore production and drilling, rental tools and US land drilling services; and a director and Chairman of McCoy Global Inc., a Canadian oil service company principally providing power tongs and related equipment. Mr. Seaver was a director of Innovative Wireline Solutions Inc., a start-up Canadian wireline services company, from July 2010 to October 2011, and he has also served as a director and officer of the Petroleum Equipment Suppliers Association, a director of the American Petroleum Institute, and a director and Chairman of the National Ocean Industries Association. Mr. Seaver received an A.B. in Economics from Yale University and a J.D. and M.B.A. from Stanford University.

Through his former roles as President, Chief Executive Officer and Chairman of the Board of a publicly traded oil and gas services company, Mr. Seaver brings to our Board both the perspective of an executive officer as well as that of a director. He has both domestic and international management and operations experience and has been heavily involved in many industry trade and professional organizations. His tenure with the U.S. State Department makes him well-versed in international cultures and the challenges and opportunities presented by conducting business in developing countries.

Director Since: October 2015

Independent

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MARK R. SOTIR

Mr. Sotir 52, has served as director and Executive Chairman of the Company since October 2015. Mr. Sotir has also served as Co-President of the Equity Group Investments division of Chai Trust Company, LLC, a private investment firm (“EGI”), since October 2015, and prior to taking his current position, served as Managing Director, since November 2006. While at EGI, he served as the interim president of Tribune Interactive, a division of Tribune Company, a media conglomerate, from December 2007 until April 2008. Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code in December 2008. Prior to joining EGI, Mr. Sotir was the Chief Executive Officer of Sunburst Technology Corporation, an independent distributor of educational software to public schools, from August 2003 to November 2006. Prior to joining Sunburst, Mr. Sotir held various positions with the Budget Group, Inc., a national car and truck rental business, from 1995 to 2003, including as President and Chief Operating Officer from 2000 to 2003. Mr. Sotir serves on the board of directors of several EGI portfolio companies, including Rewards Network Inc., a dining rewards company; SIRVA Inc., a provider of moving and relocation services; and Veridiam, a specialty manufacturer in the nuclear aerospace and medical industry. Mr. Sotir received a B.A. in Economics from Amherst College and an M.B.A. from Harvard Business School.

Mr. Sotir brings to our Board extensive operational experience, gained by serving in key management and leadership roles in a wide range of industries. His operational experience includes brand management, sales, marketing and distributions, as well as finance. In addition, Mr. Sotir serves as a director for several companies representing a diversity of industries.

Director Since: October 2015

Not Independent - Management

RICHARD R. STEWART

Mr. Stewart 66, previously served as President and Chief Executive Officer of GE Aero Energy, a division of GE Power Systems, and as an officer of General Electric Company, from February 1998 until his retirement in 2006. From 1972 to 1998, Mr. Stewart served in various positions at Stewart & Stevenson Services, Inc., including as Group President and member of the board of directors. Mr. Stewart is vice chairman of the board of directors of Eagle Materials Inc., a U.S. manufacturer and distributor of building materials; director and Chairman of the audit committee of Kirby Corporation, a tank barge operator; and director of TAS, a privately held company providing energy conversion solutions. Mr. Stewart served as a director of Lufkin Industries, Inc., an oilfield equipment and power transmission products company, from October 2009 until its acquisition by General Electric in July 2013. Mr. Stewart received a B.B.A. in Finance from the University of Texas.

Mr. Stewart brings business knowledge and leadership experience, as well as familiarity with corporate governance issues, as a result of his prior service as chief executive officer of a manufacturing company, as an officer of General Electric and as a member of the boards of other public companies.

Director Since: October 2015

Independent

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ANDREW J. WAY

Mr. Way, 44, is our President and Chief Executive Officer. He previously served as Vice President and CEO—Drilling and Surface Production of GE Oil & Gas, a provider of equipment and services in the oil and gas space, from 2012 through June 2015. Mr. Way joined GE Oil & Gas in October 2007 and previously served as General Manager Operations, Turbo Machinery Services from October 2007 to December 2008, as General Manager, Global Supply Chain from December 2008 to December 2010, and as Vice President and CEO—Turbo Machinery Services from December 2010 to June 2012. Prior to joining GE Oil & Gas, Mr. Way served as Operations Director/Managing Director—GE Equipment Services of GE Capital from 2001 to 2007 and held various positions at GE Aviation from 1996 to 2001. Mr. Way studied Mechanical Engineering and graduated from the technical leadership program with Lucas Industries in Wales, U.K.

Mr. Way brings a wealth of global corporate leadership experience across many aspects of business, including finance, strategy, operations, and supply chain, from his years of service at GE, culminating in his position as Vice President and CEO-Drilling and Surface Production.

Director Since: October 2015

Not Independent - Management

IEDA GOMES YELL

Ms. Gomes Yell, 59, has served as the Managing Director of Energix Strategy Ltd., an independent oil and gas consultancy firm, since October 2011. Before forming Energix, she served in a number of positions with BP plc and its subsidiaries from 1998 to 2011, including as President of BP Brazil, Vice President of Regulatory Affairs and Vice President of Market Development at BP Solar and Vice President of Pan American Energy. From 1995 until 1998, Ms. Gomes Yell held a number of positions with Companhia de Gás de São Paulo, or Comgás, a Brazilian natural gas distributor, before being named President and Chief Executive Officer. Ms. Gomes Yell is currently a non-executive director and member of the audit and risk and strategic committees at Bureau Veritas SA, a global provider of testing, inspection and certification services; a director and Chair of the corporate governance committee at InterEnergy Holdings, a private power production company; a Councillor of the Brazilian Chamber of Commerce in Great Britain, a not-for-profit organization; a founding director of WILL Latam—Women in Leadership in Latin America, a not-for-profit organization; a member of the advisory board of Crystol Energy, an independent consultancy and advisory firm; and a member of the advisory board of Comgás and of the Infrastructure Department of the São Paulo Federation of Industries. Ms. Gomes Yell is a senior visiting research fellow at the Oxford Institute of Energy Studies in the United Kingdom and Fundação Getúlio Vargas Energia in Brazil and serves as the independent chair of British Taekwondo. Ms. Gomes Yell received her B.S. in Chemical Engineering from the University of Bahia, Brazil, a MSc. in Environmental Engineering from the Polytechnic School of Lausanne, Switzerland and a MSc. in Energy from the University of São Paulo, Brazil.

Throughout her career, Ms. Gomes Yell has cultivated extensive experience in developing projects, restructuring energy businesses and advising domestic and international oil and gas companies in a variety of operational and governance matters, including developing business strategies, navigating international markets and creating growth.

Director Since: October 2015

Independent

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CORPORATE GOVERNANCE

Director Independence

The Board believes that at least a majority of the directors should be persons who have no material relationship with our Company and who are otherwise “independent” under applicable NYSE listing standards. Our Code of Business Conduct also requires all employees, officers and non-employee directors to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion. Any circumstance that has the potential to compromise their ability to perform independently must be disclosed. In addition, we distribute director and officer questionnaires at least annually to elicit related-party information. The questionnaire requires that responses be updated throughout the year to the extent circumstances change.

The Nominating and Corporate Governance Committee assesses director independence each year by considering all direct and indirect business relationships between Exterran and each director (including his or her immediate family), as well as relationships with other for-profit concerns and charitable organizations. With the Nominating and Corporate Governance Committee’s recommendation, the Board makes a determination relating to the independence of each member, which is based on applicable laws, regulations, our Corporate Governance Principles and the rules of the NYSE.

During the Nominating and Corporate Governance Committee’s most recent review of independence, the committee was provided information regarding transactions with any related parties as determined through a search of our accounting records as well as the responses to the director and officer questionnaires; as a result, the relationships described in this Proxy Statement under the section titled “Certain Relationships and Related Transactions” were reviewed by the Nominating and Corporate Governance Committee and approved by the Audit Committee.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined that the following nominees for director are independent: Messrs. Goodyear, Gouin, Ryan, Seaver and Stewart and Ms. Gomes Yell.

Mr. Sotir is not independent because he is the Executive Chairman, and Mr. Way is not independent because he is the President and CEO of the Company.

Board Leadership Structure

We separate the roles of Chairman of the Board and Chief Executive Officer. We believe this structure is currently in the best interests of our stockholders because by separating these positions:

•	our Chief Executive Officer can focus on the day-to-day operations and management of our business, and

•	the Executive Chairman of the Board can lead the Board in its fundamental role of providing advice to and oversight of management.

The Board recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position, as well as the commitment required to serve as our Executive Chairman. The Board believes this structure is appropriate for the Company because of the size and composition of the Board, the scope and complexity of our operations and the responsibilities of the Board and management.

The Board has adopted procedures for the timely and efficient transfer of our Chief Executive Officer’s responsibilities in the event of an emergency or his sudden incapacitation or departure.

Mr. Sotir serves as Executive Chairman and presides over the regular sessions of the Board and the executive sessions of the Board, held at every regularly scheduled Board meeting.

Role of Lead Independent Director. Consistent with industry best practices and in accordance with the Company’s Corporate Governance Principles, the Board has a Lead Independent Director to ensure that the Company maintains a corporate governance structure with appropriate independence and balance.  The Lead Independent Director is elected by the independent directors, and presides at the executive sessions of the independent directors, which are held in conjunction with each regularly scheduled meeting of the Board, and any other meetings as determined by the Lead Independent Director.  Mr. Goodyear presently serves as Lead Independent Director.

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Communication with the Board

Stockholders or other interested parties may communicate with the entire Board or any individual member of the Board by writing to us at the following address: Exterran Corporation, 4444 Brittmoore Road, Houston, Texas 77041, Attention: Corporate Secretary. In addition, any concern or inquiry may be communicated to the Audit Committee or the Board by calling our compliance hotline at 1-800- 281-5439 (North America) or 1-832-554-4859 (outside North America).

Relevant communications are distributed to the Board, or to any individual committee, director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items unrelated to the duties and responsibilities of the Board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside director upon request.

Committees of the Board

The Board has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to assist in the discharge of the Board’s responsibilities. The Board and the committees of the Board are governed by our Code of Business Conduct, Corporate Governance Principles and the applicable committee charters, each of which are available to the public on our website at http://www.exterran.com or in print by submitting a written request to Exterran Corporation, 4444 Brittmoore Road, Houston, Texas 77041, Attention: Corporate Secretary. The purpose and composition of each committee is summarized in the table below.

	Purpose	Composition	Committee Report
Audit Committee	The Committee’s purpose is to assist the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor, the performance of our internal audit function and the independent auditor and our systems of disclosure controls and procedures and internal controls over financial reporting.	The Board has determined that each member of the Audit Committee is independent under applicable SEC rules and NYSE listing standards and possesses the requisite financial literacy to serve on the Audit Committee. The Board has also determined that each member qualifies as an “audit committee financial expert” as that term is defined by the SEC. No member of the Audit Committee serves on the audit committee of more than two other public companies.	The Report is included in this Proxy Statement on page 14.
Compensation Committee	The Committee’s purpose is to oversee the development and implementation of our compensation philosophy and strategy with the goals of attracting, developing, retaining and compensating the senior executive talent required to achieve corporate objectives and linking pay and performance.	The Board has determined that each member of the Compensation Committee is independent under applicable SEC rules and NYSE listing standards. The Board has also determined that each member qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and as a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).	The Report is included in this Proxy Statement on page 15.
Nominating and Corporate Governance Committee	The Committee’s purpose is to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition of the Board and its committees, oversee the evaluation of the Board and develop, review and implement our Corporate Governance Principles.	The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under applicable SEC rules and NYSE listing standards.

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Committee Membership

Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders to serve for one-year terms. The current members of our committees are indicated in the following chart:

Director	Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William M. Goodyear	✓	Chair	Member
James C. Gouin	✓	Member
John P. Ryan	✓	Member	Chair	Member
Christopher T. Seaver	✓	Member	Member	Chair
Mark R. Sotir
Richard R. Stewart	✓		Member
Andrew J. Way
Ieda Gomes Yell	✓			Member

Attendance at Meetings

The Board and its committees held the following number of meetings and acted by unanimous written consent the following number of times during the period from November 3, 2015, when we completed our spin-off from Archrock, Inc. (formerly known as Exterran Holdings, Inc.), through December 31, 2015:

	No. of Meetings	No. of Actions by Written Consent
Board	1	3
Audit Committee	2	—
Compensation Committee	1	2
Nominating and Corporate Governance Committee	1	—

We expect members of the Board to attend all meetings. The directors attended, individually and as a group, 100% of the meetings of the Board and Board committees on which they served during the period described above.

Director Qualifications, Nominations and Diversity

The Nominating and Corporate Governance Committee believes that all Board candidates should be selected for their character, judgment, ethics, integrity, business experience, time commitment and acumen. The Board, as a whole, through its individual members, seeks to have competence in areas of particular importance to us such as finance, accounting, international business and relevant technical expertise. The Nominating and Corporate Governance Committee also considers issues of diversity in the director identification and nomination process. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it seeks nominees with a broad diversity of experience, professions, skills, education and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, color, national origin, gender, religion or disability.

Directors must be committed to enhancing the long-term interests of our stockholders as a whole and should not be biased toward the interests of any particular segment of the stockholder or employee population. Board members should also be prepared to travel to personally attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or unadvisable and should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by applicable law, regulation and the rules of the NYSE, our Certificate of Incorporation, our bylaws and our Corporate Governance Principles.

Our bylaws describe the procedures a stockholder must follow when nominating a director for election to the Board. Notice of any director nominee to be considered for election at the 2017 Annual Meeting of Stockholders must be received by the Corporate Secretary on or after November 18, 2016 and no later than December 18, 2016. The notice must include certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address

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and share ownership of the stockholder giving the notice. Our bylaw requirements are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our Proxy Statement. Stockholders may obtain a copy of our bylaws by making a written request to our Corporate Secretary. Any stockholder-recommended director nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to us, including operational, financial and strategic risks. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our Corporate Governance Principles, is important to the determination of the types and appropriate levels of risk we undertake. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the composition of the Board and other types of risks within its areas of responsibility. The Audit Committee oversees the management of financial risks and also receives regular quarterly reports from our Director of Internal Audit and our Chief Compliance Officer. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risk Assessment Related to Our Compensation Structure

We believe our compensation practices reflect sound risk management practices and are not reasonably likely to result in a material adverse effect on us. For example, our Compensation Committee and management set performance goals in light of past performance, future expectations and market conditions that they believe do not encourage the taking of unreasonable risks. Our Compensation Committee believes its practice of considering non-financial and other qualitative factors in determining compensation awards discourages excessive risk taking and encourages good judgment. In addition, we believe employee compensation is allocated between cash and equity-based awards, between fixed and variable awards, and between short-term and long-term focused compensation in a manner that encourages decision-making that balances short-term goals with long-term goals and thereby reduces the likelihood of excessive risk taking. Finally, our Compensation Committee has established (a) short-term incentives that balance various Company objectives and provide for maximum payouts, and (b) long-term incentive awards with generally three-year vesting periods, and we believe these program features further balance short- and long-term objectives and encourage employee behavior designed to achieve sustained profitability and growth.

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Goodyear, Ryan, Seaver and Stewart served on the Compensation Committee of the Board during 2015. There are no matters relating to interlocks or insider participation that we are required to report.

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INFORMATION REGARDING DIRECTOR COMPENSATION

Our Compensation Committee is responsible for recommending non-employee director compensation to the full Board of Directors for approval. Non-employee members of the Board are compensated in cash and equity. As Executive Chairman of the Board, Mr. Sotir is an officer, but not an employee, of the Company. Mr. Way, who is both a director and our President and Chief Executive Officer, does not receive additional compensation for his service on the Board.

Cash Compensation

As reflected in the table below, during 2015, each non-employee director received an annual cash retainer, as well as a payment for each meeting attended. The Executive Chairman of the Board and the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each received an additional retainer for their services. All retainers are paid in equal quarterly installments. For 2015, all annual retainer amounts paid to our non-employee directors for service on the Board and chairing its committees were pro-rated to reflect the completion of our spin-off from Archrock, Inc. (formerly known as Exterran Holdings, Inc.) in November 2015. Directors are also reimbursed for reasonable expenses incurred to attend Board and committee meetings.

Description of Remuneration	Executive Chairman of the Board	Audit Committee Chairman	Compensation Committee Chairman	Nominating and Corporate Governance Committee Chairman	All Other Directors
Annual Retainer	$50,000	$50,000	$50,000	$50,000	$50,000
Other Annual Retainers	$200,000	$15,000	$15,000	$10,000	—
Meeting Attendance Fee (per meeting attended)	$1,500	$1,500	$1,500	$1,500	$1,500

In February 2016, in light of market conditions, the Compensation Committee determined to reduce the annual retainers payable to our non-employee directors in respect of their service as members of the Board in 2016, as follows: (i) each non-employee director will receive an annual retainer of $45,000 (rather than $50,000); (ii) the Executive Chairman of the Board will receive an additional annual retainer of $180,000 (rather than $200,000); (iii) the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will each receive additional annual retainers of $13,500, $13,500 and $9,000, respectively (rather than $15,000, $15,000 and $10,000, respectively); and (iv) the Lead Independent Director will receive an annual retainer of $22,500.

Equity-Based Compensation

In February 2016, the Compensation Committee approved an annual grant of fully-vested common stock to non-employee directors valued at approximately $112,500 on the date of grant in respect of their service in 2016. The number of shares to be awarded will be based on the market closing price of our common stock on the applicable grant date. No grants of common stock were made to our non-employee directors in 2015, other than with respect to Mr. Gouin (as described below).

In connection with Mr. Gouin’s appointment as a member of the Board, on November 4, 2015, the Board approved the grant of 1,399 fully-vested shares of Company common stock to Mr. Gouin valued at approximately $21,500 (based on the market closing price of our common stock on November 4, 2015).

Stock Ownership Requirements

Our stock ownership policy requires each director to own an amount of our common stock equal to at least five times the annual retainer amount (which at December 31, 2015 equals $250,000 of our common stock) within three years of his or her election to the Board. Both directly-owned shares and unvested restricted stock count toward satisfaction of this policy. Going forward, we intend to measure the stock ownership of our directors annually as of June 30. All of our directors were elected to the Board in late 2015, and therefore have until late 2018 to meet this ownership requirement.

Directors’ Stock and Deferral Plan

Under our Directors’ Stock and Deferral Plan (the “Directors’ Plan”), directors may elect to receive all or a portion of their cash compensation for Board service in the form of our common stock and may defer their receipt of common stock.

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Total Compensation

The following table shows the total compensation earned by each non-employee director for their service during the period from November 3, 2015, when we completed our spin-off from Archrock, Inc. (formerly known as Exterran Holdings, Inc.), through December 31, 2015.

Name	Fees Earned in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
William M. Goodyear	$11,907	—	$11,907
James C. Gouin	$9,380	$21,500	$30,880
John P. Ryan	$11,907	—	$11,907
Christopher T. Seaver	$11,065	—	$11,065
Mark R. Sotir	$39,402	—	$39,402
Richard R. Stewart	$7,880	—	$7,880
Ieda Gomes Yell	$7,880	—	$7,880

(1)	Represents the grant date fair value of our common stock, calculated in accordance with ASC 718.

(2)	The aggregate number of outstanding restricted stock awards covering our common stock for each director as of December 31, 2015 was as follows: Mr. Goodyear–647 shares; Mr. Ryan–647 shares; Mr. Seaver–732 shares; Mr. Sotir–732 shares. Messrs. Gouin and Stewart and Ms. Gomes Yell did not hold any restricted stock awards covering our common stock as of December 31, 2015.

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REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Exterran Corporation’s (“Exterran”) financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Exterran’s website at http://www.exterran.com.

The Audit Committee has reviewed and discussed the audited consolidated and combined financial statements for the year ended December 31, 2015 with management and Deloitte & Touche LLP (“Deloitte”), Exterran’s independent registered public accounting firm. Exterran published this report in its Annual Report on Form 10-K for the year ended December 31, 2015, which it filed with the SEC on February 26, 2016. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. Deloitte is responsible for performing an independent audit of Exterran’s consolidated and combined financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Exterran’s independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In this context, the Audit Committee discussed with Exterran’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Exterran’s internal controls, and the overall quality of Exterran’s financial reporting. Management represented to the Audit Committee that Exterran’s consolidated and combined financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated and combined financial statements with management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16 (Communication with Audit Committees), as currently in effect.

In addition, the Audit Committee discussed with Deloitte its independence, considered the compatibility of non-audit services with the auditors’ independence and received the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Exterran’s Board of Directors, and the Board has concurred, that (i) the audited financial statements be included in Exterran’s Annual Report on Form 10-K for the twelve months ended December 31, 2015, for filing with the Securities and Exchange Commission; (ii) Deloitte meets the requirements for independence; and (iii) the appointment of Deloitte for 2016 be submitted to the stockholders for ratification.

The Audit Committee of the Board of Directors

William M. Goodyear, Chair

James C. Gouin

John P. Ryan

Christopher T. Seaver

The information contained in this Report of the Audit Committee shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of Exterran, except to the extent that Exterran specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

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REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to Exterran’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the Board of Directors

John P. Ryan, Chair

William M. Goodyear

Christopher T. Seaver

Richard R. Stewart

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EXECUTIVE OFFICERS

The following provides information regarding our executive officers as of March 2, 2016. As previously announced on March 8, 2016, Mr. Schlanger, our current Senior Vice President, Global Products, will be leaving our company effective as of March 31, 2016. Information concerning the business experience of Messrs. Way and Sotir is provided under “— Nominees for Director” beginning on page 4 of this Proxy Statement.

Jon C. Biro

Age 49

Senior Vice President and Chief Financial Officer since October 2015

Mr. Biro previously served as Senior Vice President and Chief Financial Officer of Exterran Holdings, Inc. (“Exterran Holdings”) and as Senior Vice President and Director of Exterran GP LLC, the managing general partner of Exterran Partners, L.P., since October 2014. Prior to joining Exterran Holdings, Mr. Biro served as Executive Vice President and Chief Financial Officer of Consolidated Graphics, Inc., a commercial printer, from January 2008 to January 2014. Mr. Biro served in various positions at ICO, Inc., an oilfield services provider and manufacturer of specialty resins, from 1994 to 2008, including as Chief Financial Officer and Treasurer from April 2002 to January 2008. Prior to joining ICO, Inc., Mr. Biro was a Senior Audit Accountant for PricewaterhouseCoopers LLP from 1991 to 1994. Mr. Biro served on the board of directors and audit committee of Crown Crafts, Inc., a producer and distributor of infant, toddler and juvenile consumer products, from August 2010 to August 2013. Mr. Biro also served as an officer and director of certain other Exterran Holdings majority-owned subsidiaries. Mr. Biro is a Certified Public Accountant and received a B.A. from the University of Texas and an M.S. of Accountancy from the University of Houston.

Steven W. Muck

Age 63

Senior Vice President, Global Services since October 2015

Mr. Muck previously served as Senior Vice President, International Operations of Exterran Holdings since February 2015. Previously, he served as Vice President, Sales, Eastern Hemisphere, of Exterran Energy Solutions, L.P. (“EESLP”), and was based in Dubai, United Arab Emirates, having been appointed to that position in May 2014. Mr. Muck served as a manager in EESLP’s North America operations beginning in June 2009, including as a Regional Vice President from November 2009 to May 2014. From August 2007 to June 2009, he was Senior Vice President, Global Human Resources of Exterran Holdings. Mr. Muck joined Exterran Holdings through the acquisition of the compression services business of Dresser-Rand Company in August 2000. Prior to the merger of Hanover Compressor Company (“Hanover”) and Universal Compression Holdings, Inc. (“Universal”) to form Exterran Holdings, Mr. Muck served Hanover in a number of positions, including as Vice President, International Operations. He began his career with Ingersoll-Rand in 1975 and held various positions with both Ingersoll-Rand and Dresser-Rand in field operations, sales and marketing. Mr. Muck received a B.S. in Business Administration and a B.S. in Mechanical Engineering from Kansas State University.

Daniel K. Schlanger

Age 42

Senior Vice President, Global Products since October 2015

Mr. Schlanger served as Senior Vice President, Sales and Marketing of Exterran Holdings since February 2015 and as Senior Vice President and director of Exterran GP LLC since October 2006. Mr. Schlanger served as Chief Financial Officer of Exterran GP LLC from June 2006 through March 2009 and as Senior Vice President, Operations Services of Exterran Holdings from February 2009 through February 2015. From May 2006 until the merger of Hanover and Universal, Mr. Schlanger served as Vice President, Corporate Development of Universal Compression, Inc., a wholly owned subsidiary of Universal. From August 1996 through May 2006, Mr. Schlanger was employed as an investment banker with Merrill Lynch & Co. where he focused on the energy sector. Mr. Schlanger also served as an officer and director of certain other Exterran Holdings majority-owned subsidiaries. Mr. Schlanger holds a B.S. in Economics from the University of Pennsylvania.

Christopher T. Werner

Age 53

Senior Vice President, Global Operations since October 2015

Mr. Werner previously served as Senior Vice President of Fabrication Services of Exterran Holdings since February 2015. Mr. Werner joined Exterran Holdings in 2009, as Vice President, Manufacturing, having served as Vice President, North America Manufacturing at Goodyear Tire & Rubber Co., a global tire manufacturer, from June 2005 to December 2008. He was Senior Vice President, Global Operations with GST AutoLeather, Inc., a private equity Tier 2 supplier in the automotive

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industry, from October 2003 to June 2005, and Vice President and General Manager of Hubbell Power Systems, a manufacturer of transmission, distribution and other products used by utilities, from October 2000 to December 2002. Prior to joining Hubbell, Mr. Werner served in various manufacturing leadership roles with the Hardware Division of Black & Decker, a diversified global provider of power tools, mechanical access and electronic security solutions and engineered fastening systems, from June 1993 to September 2000. Mr. Werner began his career with General Electric in 1985. He holds a B.S. in Chemical Engineering from the University of Arkansas.

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BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table provides information about beneficial owners, known by us as of March 10, 2016, of 5% or more of our outstanding common stock (the “5% Stockholders”). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
BlackRock, Inc.	3,717,112	(2)	10.58%
55 East 52nd Street
New York, New York 10055
Chai Trust Company LLC	3,213,442	(3)	9.14%
2 North Riverside Plaza, Suite 600
Chicago, Illinois 60606
Dimensional Fund Advisors, L.P.	2,793,334	(4)	7.95%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
The Vanguard Group, Inc.	2,600,415	(5)	7.40%
100 Vanguard Blvd.
Malvem, Pennsylvania 19355
Carlson Capital, L.P.	1,776,796	(6)	5.06%
2100 McKinney Avenue, Suite 1800
Dallas, Texas 75201

(1)	Reflects shares of common stock beneficially owned as a percentage of 35,140,980 shares of common stock outstanding as of March 2, 2016.

(2)	Based solely on a review of the Schedule 13G filed by BlackRock, Inc. on January 8, 2016. BlackRock, Inc. has sole voting or dispositive power over 3,717,112 shares.

(3)	Based solely on a review of the Schedule 13D filed by Chai Trust Company LLC (“Chai Trust”) and certain other related reporting persons on March 10, 2016. Chai Trust is the managing member of GI-Fund (05-07) Investors, L.L.C., a Delaware limited liability company (“Fund 05-07”), EGI-Fund (11-13) Investors, L.L.C., a Delaware limited liability company (“Fund 11-13”), and EGI-Fund B, L.L.C., a Delaware limited liability company (“Fund B”), and is the non-member manager of EGI-Fund (08-10) Investors, L.L.C., a Delaware limited liability company (“Fund 08-10”). The shares of common stock beneficially owned by Chai Trust include 447,567 shares of common stock held by Fund 05-07, 332,327 shares of common stock held by Fund 08-10, 908,742 shares of common stock held by Fund 11-13 and 1,524,806 shares of common stock held by Fund B.

(4)	Based solely on a review of the Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 9, 2016. Dimensional provides investment advice to four registered investment companies and acts as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). Dimensional and its subsidiaries may act as an adviser, sub-adviser and/or manager to certain Funds and possess voting or dispositive power over the 2,793,334 shares held by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.

(5)	Based solely on a review of the Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2016. Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”), are wholly-owned subsidiaries of Vanguard. VFTC is the beneficial owner of 41,465 shares as a result of serving as investment manager of collective trust accounts. VIA is the beneficial owner of 4,363 shares as a result of serving as investment manager of Australian investment offerings. Vanguard has sole dispositive power over 2,557,050 shares and shared dispositive power with VFTC over 43,365 shares.

(6)	Based solely on a review of the Schedule 13G filed by Carlson Capital, L.P. on January 11, 2016. Carlson Capital has shared voting and dispositive power over 1,776,796 shares.

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Security Ownership of Management

The following table provides information, as of March 2, 2016, regarding the beneficial ownership of our common stock by each of our directors, each of our Named Executive Officers (as identified beginning on page 20 of this Proxy Statement), and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the address for each executive officer and director listed below is c/o Exterran Corporation, 4444 Brittmoore Rd, Houston, Texas 77041.

Name of Beneficial Owner	Shares Owned Directly	Restricted Stock(1)	Right to Acquire Stock(2)	Indirect Ownership		Total Ownership	Percent of Class
Non-Employee Directors
William M. Goodyear	4,770	647	—	—		5,417		*
James C. Gouin	1,399	—	—	—		1,399		*
John P. Ryan	7,133	647	—	—		7,780		*
Christopher T. Seaver	35,602	732	—	—		36,334		*
Mark R. Sotir(3)	11,797	732	—	—		12,529		*
Richard R. Stewart	1,523	—	—	—		1,523		*
Ieda Gomes Yell	2,239	—	—	—		2,239		*
Named Executive Officers
Andrew J. Way	—	260,247	—	—		260,247		*
Jon C. Biro	10,475	46,608	—	—		57,083		*
Steven W. Muck	5,006	39,177	—	—		44,183		*
Daniel K. Schlanger	17,500	68,562	71,488	57	(4)	157,607		*
Christopher T. Werner	7,494	15,470	10,627	—		33,591		*
All directors and current executive officers as a group (12 persons)						619,932	1.8%

*	Less than 1%

(1)	Includes unvested restricted stock awards which generally vest ratably on each anniversary date of grant over a three-year period from the original date of grant. Officers and directors have voting power and, once vested, dispositive power.

(2)	Includes shares that can be acquired immediately or within 60 days of March 2, 2016 through the exercise of stock options.

(3)	Mr. Sotir is a Managing Director of Equity Group Investments, a division of Chai Trust. Chai Trust is the beneficial owner of approximately 3.2 million shares of our common stock as of March 10, 2016; however, Mr. Sotir disclaims beneficial ownership of such shares.

(4)	Shares held through Mr. Schlanger’s 401(k) investment account.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock (“Reporting Persons”) are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of our common stock. Based solely on a review of Forms 3, 4 and 5 (and any amendments thereto) furnished to us, we have concluded that no Reporting Persons were delinquent in 2015 with respect to their reporting obligations, as set forth in Section 16(a) of the Exchange Act.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following discussion addresses 2015 compensation for our named executive officers identified below. Effective November 3, 2015, we were spun off (such transaction, the “Spin-off”) as a separate publicly traded corporation from Archrock, Inc., formerly known as Exterran Holdings, Inc. (“Archrock”). In connection with the Spin-off, certain of the Exterran Holdings executives were appointed as our executive officers for 2015, as described below.

As of January 1, 2015, Jon C. Biro, Daniel K. Schlanger, Steven W. Muck and Christopher T. Werner served as Exterran Holdings’ Senior Vice President and Chief Financial Officer, Senior Vice President, Sales and Marketing, Vice President, Sales, Eastern Hemisphere, and Vice President of Manufacturing, respectively. On February 2, 2015, Messrs. Muck and Werner were promoted to Senior Vice President, International Operations and to Senior Vice President, Fabrication Services, respectively, of Exterran Holdings. On October 30, 2015, Messrs. Schlanger, Biro, Muck, and Werner were appointed executive officers of the Company.

In June 2015, Exterran Holdings hired Mr. Way, who served as its Executive Vice President from July 1, 2015 until the Spin-off. Mr. Way was appointed as our President and Chief Executive Officer effective October 30, 2015.

After taking into account the foregoing leadership appointments in connection with the Spin-off, our named executive officers for 2015 (collectively, the “Named Executive Officers”) were:

•	Andrew J. Way, President and Chief Executive Officer;

•	Jon C. Biro, Senior Vice President and Chief Financial Officer;

•	Daniel K. Schlanger, Senior Vice President, Global Products;

•	Steven W. Muck, Senior Vice President, Global Services; and

•	Christopher T. Werner, Senior Vice President, Global Operations.

The following discussion addresses 2015 compensation for our Named Executive Officers both prior to and following the Spin-off. As noted above, in connection with the Spin-off, Exterran Holdings was renamed Archrock; accordingly, references to “Exterran Holdings” or “Archrock” prior to the completion of the Spin-off refer to Exterran Holdings, and references to “Exterran Holdings” or “Archrock” following the completion of the Spin-off refer to Archrock. Exterran Holdings and its compensation committee (the “Exterran Holdings Compensation Committee”) determined the compensation of our Named Executive Officers prior to the Spin-off and made several compensation determinations during 2015 that took into account the Spin-off. Additionally, in connection with the Spin-off, several adjustments were made to outstanding equity awards held by Exterran Holdings’ employees at the time of the Spin-off, including the Named Executive Officers, as described in more detail below under “— LTI Award Adjustments in Connection with the Spin-off.”

In connection with the Spin-off, we established a compensation committee (the “Compensation Committee”), which has responsibility for establishing our compensation philosophy and programs and determining appropriate payments and awards to our Named Executive Officers. Our Compensation Committee approved and ratified the compensation of our Named Executive Officers following the Spin-off. Accordingly, this section describes both our and Exterran Holdings’ compensation philosophy and programs during 2015 as they pertain to the Named Executive Officers.

Elements of Compensation. Our executive compensation program is designed (i) to align executive officers’ pay with individual and company performance in order to achieve growth, profitability and returns for stockholders, and (ii) to attract and retain talented executives who are critical to short- and long-term success. The key elements of our 2015 Named Executive Officers’ compensation and the primary objectives of each are:

•	Base salary attracts and retains talented executives, recognizes individual roles and responsibilities, and provides stable income;

•	Annual performance-based incentive compensation promotes short-term performance objectives and rewards executives for their contributions toward achieving those objectives;

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•	Long-term incentive (“LTI”) compensation aligns executives’ interests with stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain key executives;

•	Retirement savings, and health and welfare benefits provide retirement income and protection against the financial hardship that can result from illness, disability or death; and

•	Severance benefit and change of control arrangements aid in attracting and retaining executive talent, particularly during any potential transition period due to a change of control.

Each of these elements of compensation is further described below.

LTI Award Adjustments in Connection with the Spin-off. As discussed above, we completed our Spin-off from Exterran Holdings on November 3, 2015. In connection with the Spin-off, we entered into an Employee Matters Agreement with Archrock, which (among other items) addressed the treatment of Exterran Holdings equity awards at the time of the Spin-off. Specifically, in connection with the Spin-off, Exterran Holdings’ equity awards (including equity awards held by our Named Executive Officers) were subject to the following adjustments, effective as of immediately prior to the Spin-off:

•	Pre-2015 Awards. Each outstanding Exterran Holdings stock option, restricted stock award, restricted stock unit award and performance unit award granted prior to calendar year 2015, was split into two awards of the same type as the underlying pre-Spin-off award, consisting of an Archrock award and an Exterran Corporation award. In the case of outstanding non-qualified options, the exercise price was also adjusted to preserve the spread between the exercise price and the applicable market closing price immediately prior to and following the Spin-off.

•	2015 Awards. Each Exterran Holdings restricted stock award, restricted stock unit award and performance unit award granted in calendar year 2015 was converted solely into an award of the same type as the underlying pre-Spin-off award, denominated in the common stock of the Named Executive Officer’s post-spin employer (i.e., Exterran Corporation).

•	Incentive Stock Options. Notwithstanding the above, Exterran Holdings “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code (the “Code”)) were converted solely into options denominated in shares of common stock of the applicable Named Executive Officer’s post-spin employer if he elected, prior to the Spin-off, to preserve the tax treatment of his incentive stock options. Incentive stock options held by an individual who did not elect, prior to the Spin-off, to preserve the tax treatment of his or her incentive stock options were adjusted as otherwise described above.

•	General Terms. Equity awards that were adjusted as described above generally remain subject to the same vesting schedules and other terms and conditions as applied to the underlying Exterran Holdings awards immediately prior to the Spin-off.

In addition, in connection with the Spin-off, all of the then-outstanding Archrock Partners, L.P., formerly known as Exterran Partners, L.P. (the “Partnership”) phantom units held by certain individuals (including Mr. Schlanger) were accelerated in full. For purposes of the following discussion, references to the “Partnership” prior to the completion of the Spin-off refer to Exterran Partners, L.P., and references to the “Partnership” following the completion of the Spin-off refer to Archrock Partners, L.P.

For additional information with respect to the Exterran Holdings equity award adjustments made in connection with the Spin-off, please see the Employee Matters Agreement between us and Archrock, dated November 3, 2015, which is Exhibit 10.1 to our Form 8-K filed on November 5, 2015 (the “Employee Matters Agreement”).

2015 Executive Compensation Program Reflects Best Practices. We believe that Exterran Holdings’ compensation program prior to the Spin-off and our compensation program following the Spin-off each provide balanced incentives and do not create risks that are reasonably likely to have a material adverse effect on us. Our Compensation Committee will periodically evaluate market best practices in executive compensation, and make appropriate modifications to our program to ensure that it continues to meet these objectives. Both Exterran Holdings’ compensation program during 2015 prior to the Spin-off and our compensation program following the Spin-off incorporate a number of stockholder-aligned compensation best governance practices, including:

•	Emphasis on variable, or “at-risk,” compensation designed to link pay with performance;

•	Emphasis on LTI compensation designed to align management’s interests with our stockholders’ interests;

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•	Stock ownership policies for officers and directors;

•	Prohibition on hedging in Company securities;

•	Double-trigger vesting of equity awards;

•	Double-trigger change of control severance agreements;

•	Engagement of an independent compensation consultant to advise the Compensation Committee;

•	Limited use of perquisites, with a prohibition on tax gross-ups for perquisites; and

•	Prohibition on excise tax gross-ups in all change of control agreements and other executive compensation agreements.

Compensation Philosophy and Objectives

The primary objectives of our executive compensation program are to:

•	Pay competitively—We believe that to attract, retain and motivate an effective management team with the level of expertise and experience needed to achieve consistent growth, profitability and returns for stockholders, total compensation should be competitive with that of comparably-sized companies across a variety of industries and within the oilfield services sector, as further described below in “How We Determine Executive Compensation.”

•	Pay for performance—The program’s emphasis on performance-based, variable compensation is an important component of our overall compensation philosophy. Cash bonuses and equity-based incentive awards based on annual performance combined with time-based equity awards that vest over several years balance short-term and long-term business objectives.

•	Align management’s interests with stockholders’ interests—The program’s emphasis on equity-based compensation and ownership encourages executives to act strategically to drive sustainable long-term performance and enhance long-term stockholder value.

How We Determine Executive Compensation

Our Compensation Committee is responsible for establishing and overseeing compensation programs that are consistent with our compensation philosophy and our Chief Executive Officer is responsible for establishing and overseeing compensation programs for certain of its other employees. In carrying out this role, our Compensation Committee and Chief Executive Officer considered, for the portion of 2015 commencing as of the Spin-off, and expect to consider for future years, the factors below. Prior to the Spin-off, the Exterran Holdings Compensation Committee and Chief Executive Officer of Exterran Holdings had similar responsibilities, and considered the same factors.

•	Current and past total compensation, including a review of base salary, short-term incentive pay and the value of LTI equity awards (“LTI Awards”) received;

•	With respect to executive officers, data and analysis provided by the Compensation Committee’s independent compensation consultant, as further detailed below;

•	With respect to executive officers, the Chief Executive Officer’s recommendations;

•	Company performance and operating unit performance (where applicable), as well as each executive’s impact on performance;

•	Each executive’s relative scope of responsibility and potential;

•	Individual performance and demonstrated leadership;

•	Internal pay equity considerations; and

•	Any other factors that the Compensation Committee deems relevant.

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No specific formula is used to determine the weight of any factor; rather, compensation is established based on the Compensation Committee’s assessment of all relevant information.

Compensation Consultant Analysis. For 2015, the Exterran Holdings Compensation Committee engaged Pearl Meyer & Partners, LLC (“PM&P”), an independent third-party compensation consultant, to:

•	provide a competitive review of Exterran Holdings’ executive compensation, including base salary, annual incentives, LTI Awards and total direct compensation, compared with independent and objective market data; and

•	provide information on how trends, new rules, regulations and laws impact executive and director compensation practice and administration.

The Exterran Holdings Compensation Committee reviewed the independence of PM&P, employing the independence factors specified in listing requirements of the NYSE. Based on this assessment, the Exterran Holdings Compensation Committee determined that the engagement of PM&P did not raise any conflicts of interest or similar concerns. For 2015, PM&P provided Exterran Holdings with an analysis of data derived from (i) proxy statements filed by the members of Exterran Holdings’ peer group, as further described below, and (ii) surveys of the compensation practices of companies in the oilfield services industry, the broader energy industry and across a variety of industries, in each case with annual revenues ranging from approximately $1.0 billion to $3.0 billion. In performing its analysis, PM&P generally placed more weight on the proxy compensation data than on the information derived from the compensation surveys.

Exterran Holdings’ 2015 peer group included:

Basic Energy Services, Inc.	Key Energy Services, Inc.	Patterson-UTI Energy, Inc.
Cameron International Corporation	McDermott International, Inc.	RPC, Inc.
Dresser-Rand Group Inc.	Oceaneering International, Inc.	Superior Energy Services, Inc.
Flowserve Corporation	Oil States International, Inc.	Willbros Group, Inc.

Because many of Exterran Holdings’ direct competitors were not, during 2015, publicly traded or of a comparable size, Exterran Holdings’ peer group included a diversity of oilfield services and related companies with a range of revenues and with both domestic and international operations. The Exterran Holdings Compensation Committee believes this peer group included companies with which Exterran Holdings may compete for technical and managerial talent and provided an appropriate reference point for assessing the competitiveness of Exterran Holdings’ compensation program.

For 2015, the Exterran Holdings Compensation Committee used PM&P’s analysis to help structure a competitive executive compensation program, position executive compensation within a target range (by referencing the market at the 50th percentile), and make individual compensation decisions based on comparable positions at those companies with which it competes for talent.

Our Compensation Committee has engaged Semler Brossy Consulting Group (“Semler Brossy”) to serve as our independent compensation consultant following the Spin-off. We expect that Semler Brossy will provide a competitive review of executive compensation, perform comparative analyses with market data and otherwise advise on our executive compensation program in 2016. Due to continuing changes in market conditions, the Compensation Committee has determined, with respect to the Named Executive Officers’ 2016 compensation program, to retain existing levels of base salary, modify LTI Awards to be tied more closely to Company performance and suspend, pending calendar 2016 year-end results, the short-term incentive program.

Role of Management. The most significant aspects of the role of Exterran Holdings’ management, including, prior to the Spin-off, Exterran Holdings’ Chief Executive Officer, in the compensation-setting process for 2015 were:

•	recommending (for executive officers) or establishing (for non-executive employees) compensation programs, compensation policies, compensation levels and incentive opportunities that are consistent with its business strategies;

•	preparing and distributing materials for compensation committee review and consideration;

•	recommending corporate performance goals on which performance-based compensation will be based; and

•	assisting in the evaluation of, or evaluating, employee performance.

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Historically, Exterran Holdings’ Chief Executive Officer has annually reviewed the performance of each of Exterran Holdings’ executive officers and recommends salary adjustments, annual cash incentives and LTI Awards for executives other than himself, which the Exterran Holdings Compensation Committee considers along with the other factors discussed above. During 2015, Exterran Holdings’ Chief Executive Officer also determined compensation for certain of its non-executive employees. Our Chief Executive Officer will have a similar role in the compensation-setting process following the Spin-off. Compensation decisions for our own Chief Executive Officer are made by our Compensation Committee.

Base Salary

Our Named Executive Officers received base salaries from Exterran Holdings from January 1, 2015 (or for Mr. Way, from his commencement of employment with Exterran Holdings in July 2015) through the Spin-off and from us during the period commencing on the Spin-off and ending on December 31, 2015 to compensate them for services rendered to Exterran Holdings or us, respectively, during 2015. Exterran Holdings determined that, to attract external executive talent and support the development and retention of current executives, base pay should be competitive, as described above.

The 2015 annualized base salaries for our Named Executive Officers were:

Executive Officer	Title	2015 Base Salary ($)
Andrew J. Way(1)	President and Chief Executive Officer	750,000
Jon C. Biro(2)	Senior Vice President and Chief Financial Officer	420,000
Daniel K. Schlanger(2)	Senior Vice President, Global Products	420,000
Steven W. Muck(2)	Senior Vice President, Global Services	350,000
Christopher T. Werner(3)	Senior Vice President, Global Operations	300,000

(1)	In connection with Mr. Way’s commencement of employment with Exterran Holdings in July 2015, Exterran Holdings entered into an offer of employment with him which provides for an initial base salary equal to $750,000. Mr. Way’s offer letter (the “CEO Offer Letter”) is described in more detail below under “Executive Employment Letters.”

(2)	In February 2015, the Exterran Holdings Compensation Committee determined not to increase the base salaries of Messrs. Biro, Schlanger and Muck from their respective levels in 2014 in light of 2015 market conditions, including an uncertain economic environment within the industry.

(3)	In February 2015, Mr. Werner’s annual base salary was increased to $300,000 in connection with his promotion to Senior Vice President, Fabrication Services. The table above reflects Mr. Werner’s base salary following such increase.

Following the completion of the Spin-off, our Compensation Committee determined that our Named Executive Officers would continue to receive the same annualized base salaries as they received prior to the Spin-off.

Annual Performance-Based Incentive Compensation

In 2015, our Named Executive Officers participated in the 2015 short-term incentive program established by Exterran Holdings (the “2015 Incentive Program”), which we continued in effect following the Spin-off. Each Named Executive Officer’s cash incentive target was a specified percentage of his individual base salary in 2015. In determining the cash incentive opportunity for each Named Executive Officer, the Exterran Holdings Compensation Committee considered the factors discussed above under “How We Determine Executive Compensation.” Mr. Way’s cash incentive target was set forth in the CEO Offer Letter and was the result of arm’s length negotiations between Mr. Way and Exterran Holdings.

Each Named Executive Officer’s 2015 cash incentive target was:

Executive Officer	Title	2015 Cash Incentive Target (% of base salary)	2015 Cash Incentive Target ($)
Andrew J. Way	President and Chief Executive Officer	100	750,000(1)
Jon C. Biro	Senior Vice President and Chief Financial Officer	70	294,000(2)
Daniel K. Schlanger	Senior Vice President, Global Products	70	294,000(2)
Steven W. Muck	Senior Vice President, Global Services	70	245,000(2)
Christopher T. Werner	Senior Vice President, Global Operations	60	180,000(3)

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(1)	Reflects Mr. Way’s annualized 2015 cash incentive target. Under the terms of the CEO Offer Letter, Mr. Way was entitled to receive a pro-rated target amount of his short-term incentive with respect to calendar year 2015, based on his length of employment with Exterran Holdings (prior to the Spin-off) and us (following the Spin-off) during 2015.

(2)	In 2015, the Exterran Holdings Compensation Committee determined not to increase the cash incentive targets of Messrs. Biro, Schlanger and Muck from their respective levels in 2014.

(3)	Following his promotion in February 2015, Mr. Werner’s cash incentive target was increased from 40% to 60% of his base salary.

Following the completion of the Spin-off, our Compensation Committee determined that our Named Executive Officers would continue to be eligible for the same cash incentive targets for 2015 as prior to the Spin-off.

Each Named Executive Officer’s potential cash payout under the 2015 Incentive Program ranged from 0% to 200% of his incentive target.

Under the 2015 Incentive Program, the Compensation Committee could determine actual payouts to the Named Executive Officers by considering the following performance and other criteria:

(i)	for all Named Executive Officers, company performance, including an assessment of EBITDA, as adjusted, achieved by Exterran Holdings for 2015,

(ii)	for Messrs. Schlanger and Werner, results achieved by the Global Operations and Products units (formerly the Fabrication and Product units), for Mr. Muck, results achieved by the Global Services unit, and for Mr. Biro, results achieved by Corporate Services,

(iii)	each officer’s individual contribution toward Exterran Holdings and the Company and/or operating unit performance, including his demonstrated leadership and implementation of Exterran Holdings’ and the Company’s business strategy,

(iv)	the recommendations of our Chief Executive Officer (other than with respect to himself), and

(v)	any other factors or criteria that the Compensation Committee or Chief Executive Officer, as applicable, chose to consider, in its or his discretion.

While the Compensation Committee awarded certain payouts based on financial and operational metrics as described below, no specific weight was given to any of these factors.

Because the performance goals under the 2015 Incentive Program were established with respect to Exterran Holdings, of which we were a part for more than ten out of the twelve months of fiscal year 2015, the Compensation Committee determined to assess Company performance based on the actual performance of Exterran Holdings and its affiliates prior to the Spin-off and the estimated performance of Exterran Holdings and its affiliates as of the Spin-off for the remainder of the 2015 fiscal year, as described further in the second footnote to the table below (rather than take into account the actual performance of Exterran Holdings before the Spin-off and the Company after the Spin-off).

To assess Exterran Holdings’ 2015 performance, the Compensation Committee considered where actual 2015 EBITDA, as adjusted, for purposes of the 2015 Incentive Program, fell within the target range shown in the table below.

In early 2015, due to industry and market conditions, the Exterran Holdings Compensation Committee determined to set the incentive payment percentage for achievement of target level of EBITDA, as adjusted, at 75%.

	Below Threshold		Threshold	Target	Maximum	2015 Actual (2)
EBITDA, as adjusted (in millions)(1)	< $	525	$525	$656	$787	$644
Company incentive payment percentage		0	50%	75%	150%	73%

(1)	EBITDA, as adjusted, is calculated as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, impairment charges, restructuring charges, non-cash gains or losses from foreign currency exchange rate changes

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recorded on intercompany obligations, expensed acquisition costs and other charges. EBITDA, as adjusted, for purposes of the 2015 Incentive Program, is further adjusted, in the Compensation Committee’s discretion, for certain items that are generally unusual or non-recurring in nature.

(2)	Calculated as (i) Exterran Holdings’ actual EBITDA, as adjusted, for the first ten months of 2015 plus (ii) Exterran Holdings’ estimated EBITDA, as adjusted, for the final two months of 2015 as projected at the time of the Spin-off.

To assess 2015 operating unit performance, the Compensation Committee considered the performance indicators shown below both prior to and after the Spin-off during 2015, since the Spin-off did not impact operating unit performance for the full year. For each of the Latin America, North America and Eastern Hemisphere operating units, the specified financial performance indicators were collectively weighted at 70%, and the specified customer service, people and safety performance indicators were collectively weighted at 30%. For each of the Global Operations and Products units and Corporate Services, the specified financial performance indicators were collectively weighted at 80%, and the specified people and safety performance indicators were collectively weighted at 20%. Based on this assessment, performance percentages for the operating units were determined to range from 50% to 89%.

Operating Unit
Performance Indicator(l)	Latin America	North America	Eastern Hemisphere	Global Operations and Products Line	Corporate Services
Financial	Operating cash flow Contract operations and fabrication bookings	Operating cash flow Net change in horsepower utilization Operating expense management	Operating cash flow Net change in horsepower utilization	EBITDA Fabrication bookings gross margin Product line working capital	Blended financial performance of Latin America, North America, Eastern Hemisphere and Global Operations and Product Line operating units

Customer Service	Service availability percentage	Service availability percentage	Service reliability percentage	Not applicable	Not applicable

People	Supervisor effectiveness	Supervisor effectiveness	Supervisor effectiveness	Supervisor effectiveness	Supervisor effectiveness

Safety	Preventable vehicle incident rate Total recordable incident rate	Preventable vehicle incident rate Total recordable incident rate	Total recordable incident rate	Total recordable incident rate	Total recordable incident rate

(1)	We have not disclosed our target levels with respect to the achievement of these operating unit performance indicators because they are derived from internal analyses reflecting our business strategy and will not otherwise be publicly disclosed. We believe its disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause substantial competitive harm.

Finally, the Compensation Committee considered each Named Executive Officer’s individual contribution to Exterran Holdings’ and our Company and/or operating unit performance including, as individually applicable, implementation of operational improvements, contribution toward Exterran Holdings’ and our Company’s performance goals and initiatives and demonstrated leadership ability. For Mr. Way, the Compensation Committee considered his significant contributions during 2015 toward the completion of the Spin-off, as well as the establishment of the Company as an independent public corporation and expansion of its presence within our industry (including with respect to our key stockholders, customers and analysts), and determined to pay him an annual incentive above his pro-rated incentive target for 2015 in light of his extraordinary performance.

After taking into account the applicable factors discussed above, the Compensation Committee approved the following cash payments to our Named Executive Officers. These amounts were paid in March 2016.

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Executive Officer	Title	2015 Incentive Payout($)
Andrew J. Way	President and Chief Executive Officer	750,000
Jon C. Biro	Senior Vice President and Chief Financial Officer	213,000
Daniel K. Schlanger	Senior Vice President, Global Products	110,000
Steven W. Muck	Senior Vice President, Global Services	170,000
Christopher T. Werner	Senior Vice President, Global Operations	91,500

Long-Term Incentive Compensation

We believe that awarding a meaningful portion of our Named Executive Officers’ total compensation in the form of LTI Awards aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance and helps to retain key executives. Specifically, the Compensation Committee may consider grants of:

•	Stock Options to incentivize key employees to work toward long-term performance objectives and the goal to achieve future stockholder appreciation, because options have value only when the value of common stock increases;

•	Restricted Stock and Restricted Stock Units to encourage retention and incentivize key employees to work toward long-term performance goals by aligning their interests with stockholders’ interests; and

•	Performance Awards to encourage long-range planning through performance factors designed to focus key employees on performance and initiatives and reward sustained stockholder value creation.

In connection with the Spin-off, we adopted the Exterran Corporation 2015 Stock Incentive Plan (the “2015 Plan”) in order to facilitate the grant of LTI Awards to employees (including our Named Executive Officers and our Chief Executive Officer) and consultants of our company and its affiliates and to our directors and to obtain and retain the services of these individuals, which is essential to our long-term success. The 2015 Plan became effective on November 1, 2015 and, following the Spin-off, we granted LTI Awards denominated in shares of our common stock pursuant to the 2015 Plan.

Grants of restricted stock, restricted stock units and performance awards during calendar year 2015 prior to the Spin-off were made under the Archrock, Inc. 2013 Stock Incentive Plan, formerly the Exterran Holdings, Inc. 2013 Stock Incentive Plan (as amended, the “Archrock 2013 Plan”), which, prior to the Spin-off, was administered by the Exterran Holdings Compensation Committee.

Exterran Holdings’ executive officers (including, prior to the Spin-off, Mr. Schlanger) have also historically received grants of Partnership phantom units with distribution equivalent rights (“DERs”) which emphasized Exterran Holdings’ growth objectives with respect to the Partnership, a master limited partnership that provides natural gas contract operations services to customers throughout the U.S. which Archrock controls and in which Archrock has an equity interest. DERs are the right to receive cash distributions on the units. Awards of Partnership phantom units are made from the Archrock Partners, L.P. Long-Term Incentive Plan, formerly the Exterran Partners L.P. Long-Term Incentive Plan (as amended, the “Partnership Plan”), which, prior to the Spin-off, was administered by the compensation committee of Exterran GP LLC, the Partnership’s managing general partner.

During 2015, both prior to and following the Spin-off, equity-based LTI Awards were granted and valued based on the market closing price of Exterran Holdings or our (as applicable) common stock on the date of approval by the applicable board or compensation committee. LTI Awards granted during 2015 to named executive officers and certain employees consisted of restricted stock awards and performance units that generally vest one-third per year over a three-year period, subject to continued service through each vesting date and to accelerated vesting as described below under “Information Regarding Executive Compensation—Potential Payments upon Termination or Change of Control.”

The Exterran Holdings Compensation Committee historically established its schedule for making annual LTI Awards several months in advance, and did not make such awards based on knowledge of material nonpublic information or in response to stock price. This practice, which our Compensation Committee intends to follow, will result in awards typically being granted on a regular, predictable cycle, after earnings information has been disseminated to the marketplace (with certain exceptions, such as upon the hiring of a new employee or following the promotion of an employee). In some instances, our Compensation Committee may be aware at the time grants are made of matters or potential developments that are not ye appropriate for public disclosure at that time, but that may result in public announcement of material information at a later date.

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2015 LTI Awards. In determining the Exterran Holdings 2015 LTI Awards for each Named Executive Officer, the Exterran Holdings Compensation Committee considered the factors discussed above under “How We Determine Executive Compensation,” and also reviewed share utilization with respect to the Archrock 2013 Plan, potential overhang and burn rate under various award scenarios. Historically, stock options have comprised a portion of the LTI Awards for Exterran Holdings’ executive officers. However, the Exterran Holdings Compensation Committee took into consideration the Spin-off when considering the mix of 2015 LTI Awards and determined not to award stock options in 2015 due to the complexity of the treatment of stock options in connection with the Spin-off. Therefore, the Exterran Holdings Compensation Committee approved a mix of 2015 LTI Awards for our Named Executive Officers that included restricted stock and, with the exception of Mr. Way, performance units. These awards were made in March 2015, and all of the awards vest one-third per year over a three-year period from the date of grant, subject to continued service through the vesting date.

Performance Units. The performance units awarded by Exterran Holdings to the Named Executive Officers (other than Mr. Way) in 2015 (the “2015 Performance Units”) were payable based on two alternative performance goals during the performance period from January 1, 2015 through December 31, 2015, namely (i) consummation of the Spin-off or (ii) achievement of EBITDA, as adjusted. In the event the Spin-off was consummated prior to the end of the performance period, the 2015 Performance Units would be deemed earned at 100% of target, and the achievement of EBITDA, as adjusted, would not be applicable. In the event the Spin-off was not consummated prior to the end of the performance period, the 2015 Performance Units would be deemed earned from between 0% and 150% of target based on certain EBITDA, as adjusted, performance results. Because the Spin-off was consummated prior to the end of the performance period, the 2015 Performance Units were deemed earned at 100% of target.

The earned 2015 Performance Units vest one-third per year over a three-year period from the date of grant, subject to continued service through each vesting date, and are payable in cash based on the market closing price of our common stock on the vesting dates. See Grants of Plan-Based Awards for 2015 below for more information about the 2015 Performance Units awarded to our Named Executive Officers.

Restricted Stock Awards Granted in Connection with the Spin-off. Pursuant to the CEO Offer Letter, on November 4, 2015, we granted Mr. Way, under the 2015 Plan, a new hire restricted stock award covering shares of our common stock valued, in the aggregate, at $4,000,000, which vests one-third per year over a three-year period, subject to continued service through each vesting date.

In addition, on November 4, 2015, Messrs. Schlanger, Biro and Muck were each granted, under the 2015 Plan, a restricted stock award which is intended to incentivize such executive to remain in employment with us following the Spin-off. These awards were made in addition to the regular grant of equity made in March 2015. The terms and conditions of these retention restricted stock awards are described in more detail below under “Executive Employment Letters” and “Grants of Plan-Based Awards for 2015”.

Retirement Savings, Health and Welfare Benefits

In 2015, our Named Executive Officers participated in benefit programs sponsored by Exterran Holdings and its affiliates prior to the Spin-off and in benefit programs sponsored by us and our affiliates following the Spin-off, in each case, on generally the same basis as other salaried employees. The retirement, health and welfare benefit plans and programs that our Named Executive Officers participated in following the Spin-off are substantially similar to those maintained by Exterran Holdings prior to the Spin-off. These benefits are designed to provide retirement income and protection against the financial hardship that can result from illness, disability or death.

Retirement Savings Plan. The Exterran Corporation 401(k) Plan allows certain employees who are U.S. citizens, including our Named Executive Officers in 2015, to defer a portion of their eligible salary, up to the Code maximum deferral amount, on a pre-tax basis or, commencing in 2016, on a post-tax (Roth) basis. Participants make contributions to an account maintained by an independent trustee and direct how those contributions are invested. We match 100% of a participant’s contribution to a maximum of 1% of his or her annual eligible compensation, plus 50% of the participant’s contribution from 2% to a maximum of 6% of his or her annual eligible compensation, for a total company match of up to 3.5% of annual eligible compensation. Participants vest in the matching contributions after two years of employment.

Deferred Compensation Plan. The Exterran Corporation Deferred Compensation Plan, which we adopted in connection with the Spin-off, allows certain key employees who are U.S. citizens, including our Named Executive Officers, to defer receipt of their compensation, including up to 100% of their salaries and bonuses, and be credited with company contributions designed to serve as a make-up for the portion of the employer-matching contribution that cannot be made under the Exterran Corporation 401(k) Plan due to Code limits. Participants generally must make elections relating to compensation deferrals and plan distributions in the year preceding that in which the compensation is earned. Contributions to the Exterran

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Corporation Deferred Compensation Plan are self-directed investments in the various funds available under the plan. There are thus no interest calculations or earnings measures other than the performance of the investment funds selected by the participant. Participants direct how their contributions are invested and may change these elections at any time, provided that such changes in elections comply with Section 409A of the Code.

Health and Welfare Benefit Plans. We maintain a standard complement of health and welfare benefit plans for our employees, including our Named Executive Officers in 2015, which provide medical, dental and vision benefits, flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and life insurance coverage. These benefits were provided to our Named Executive Officers in 2015 following the Spin-off on the same terms and conditions as they are provided to our other employees.

Perquisites. We and Exterran Holdings provided limited perquisites during 2015. Certain of our Named Executive Officers were eligible for a taxable benefit of tax preparation and planning services, which were provided by Exterran Holdings. Our policies prohibit tax gross-ups on perquisites.

Executive Employment Letters

In June 2015, Exterran Holdings entered into the CEO Offer Letter with Mr. Way, which sets forth the terms and conditions of his employment with Exterran Holdings prior to the Spin-off and with us after the Spin-off. We assumed Exterran Holdings’ obligations under the CEO Offer Letter at the effective time of the Spin-off. In addition, in connection with the Spin-off, on November 3, 2015, we entered into employment letters with each of our other Named Executive Officers (the “NEO Employment Letters”) which set forth the terms and conditions of their employment with us. The material terms of these employment letters are described in more detail below.

CEO Offer Letter. Pursuant to the CEO Offer Letter, Mr. Way served as Executive Vice President of Exterran Holdings from July 1, 2015 until the Spin-off and as our President and Chief Executive Officer effective as of the Spin-off. The CEO Offer Letter provides that Mr. Way receives an initial annual base salary of $750,000 and an annual short term incentive targeted at 100% of base salary, which is subject to annual review in the discretion of our Compensation Committee, and is eligible to participate in all employee benefit plans maintained by us for the benefit of our employees and executive officers generally. Pursuant to the CEO Offer Letter, Mr. Way received a one-time cash signing bonus in the amount of $2,000,000 in connection with his commencement of employment with Exterran Holdings, which was intended, in part, to compensate Mr. Way for the value of the expatriate compensation package that he would have been entitled to receive from his prior employer during 2015 had his employment not terminated. Mr. Way must repay the signing bonus in full in the event that he voluntarily terminates employment prior to July 1, 2017.

Pursuant to the CEO Offer Letter, on November 4, 2015, Mr. Way was granted a restricted stock award pursuant to the 2015 Plan valued, in the aggregate, at $4,000,000. Mr. Way’s restricted stock award will vest one-third per year over a three-year period following the grant date, subject to continued service through each vesting date. Commencing with fiscal year 2016, we anticipate that Mr. Way may receive annual grants of equity awards valued, in the aggregate, at $3,300,000, subject to annual review in the discretion of our Compensation Committee.

Upon his commencement of employment with Exterran Holdings, Mr. Way entered into severance benefit and change of control agreements with Exterran Holdings; however, upon the completion of the Spin-off, those agreements terminated and Mr. Way entered into new severance benefit and change of control agreements with us. For additional detail regarding these severance benefit and change of control agreements, see “Information Regarding Executive Compensation—Potential Payments upon Termination or Change of Control” below.

NEO Employment Letters. In connection with the Spin-off, on November 3, 2015, each of Messrs. Biro, Schlanger, Muck and Werner entered into the NEO Employment Letters with us. Under the NEO Employment Letters, each of Messrs. Biro, Schlanger, Muck and Werner are eligible to receive the same annual base salary, annual short-term incentive target and annual LTI Award value as in effect immediately prior to the Spin-off, which annual short-term incentive and annual LTI Award value are subject to annual review in the discretion of our Compensation Committee. In addition, each NEO Employment Letter provides that the applicable executive is eligible to participate in all employee benefit plans maintained by the Company for the benefit of its employees and executives generally. Each NEO Employment Letter also provides for the grant and/or payment of a retention incentive, either in shares of restricted stock, cash or a combination of cash and restricted stock, as described in more detail below. These retention incentives were specifically designed to encourage continued service of our Named Executive Officers following the Spin-off.

Pursuant to his NEO Employment Letter, on November 4, 2015, Mr. Biro received a retention incentive in the form of a restricted stock award, granted under the 2015 Plan, with a grant date value of $400,000. Thirty-three percent of the restricted stock award was vested on November 4, 2015, the date of grant, thirty-three percent of the restricted stock award will vest on the first anniversary of the Spin-off, and thirty-four percent of the restricted stock award will vest on the second anniversary of the Spin-off, subject to Mr. Biro’s continued employment with the Company through each applicable vesting date.

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Pursuant to his NEO Employment Letter, Mr. Schlanger received a retention incentive with an aggregate value equal to $1,200,000. Fifty percent of the retention incentive value was paid in the form of cash within 30 days following the Spin-off. The remaining fifty percent of the retention incentive value was made in the form of a restricted stock award granted on November 4, 2015 pursuant to the 2015 Plan, which will vest in full on the first anniversary of the Spin-off, subject to Mr. Schlanger’s continued employment through such date. Mr. Schlanger’s NEO Employment Letter also acknowledges that he has the right to resign his employment for good reason during the one-year period following the Spin-off and receive severance under his Severance Benefit Agreement.

Pursuant to his NEO Employment Letter, Mr. Muck received a retention incentive with an aggregate value of $400,000. Thirty-three percent of the retention incentive value was paid in the form of cash within 30 days following the Spin-off. The remaining sixty-seven percent of the retention incentive value was made in the form of a restricted stock award granted on November 4, 2015 pursuant to the 2015 Plan, which vests thirty-three percent on the first anniversary of the Spin-off and thirty-four percent on the second anniversary of the Spin-off, subject to Mr. Muck’s continued employment with the Company through each applicable vesting date.

Pursuant to his NEO Employment Letter, Mr. Werner received a cash retention payment equal to $150,000. Fifty percent of the retention payment was paid within 30 days following the Spin-off and the remaining fifty percent of the retention payment will be paid on or within 30 days following the first anniversary of the Spin-off, subject to Mr. Werner’s continued employment through the payment date.

Pursuant to the NEO Employment Letters, each executive also entered into severance benefit and change of control agreements with us, as described in more detail below under “—Information Regarding Executive Compensation—Potential Payments upon Termination or Change of Control.” In addition, pursuant to their respective NEO Employment Letters, each such executive (other than Mr. Schlanger) waived his right to resign for “good reason” (as defined in their respective severance benefit and change of control agreements) in connection with any changes in his title, duties and/or responsibilities that have occurred or may occur in connection with the Spin-off.

Severance Benefit Agreements and Change of Control Arrangements

Severance Benefit and Change of Control Agreements. As of January 1, 2015, Messrs. Biro, Schlanger and Muck were party to severance benefit agreements and change of control agreements with Exterran Holdings. In addition, Messrs. Werner and Way entered into severance benefit and change of control agreements with Exterran Holdings in February 2015 and July 2015, respectively. On November 3, 2015, in connection with the Spin-off, we entered into new severance benefit agreements and change of control agreements with each of our Named Executive Officers, which are substantially similar to the severance benefit agreements and change of control agreements between our Named Executive Officers and Exterran Holdings prior to the Spin-off. See “Information Regarding Executive Compensation—Potential Payments upon Termination or Change of Control” below, for a description of the terms of the change of control agreements and the severance benefit agreements, as well as estimates of the potential payouts under those agreements.

Our Compensation Committee believes these severance and change of control agreements are necessary to attract and retain executive talent and are, therefore, a customary part of executive compensation. The change of control agreements are structured as “double trigger” agreements. In other words, the change of control alone does not trigger benefits; rather, benefits are paid only if the executive incurs a qualifying termination of employment within 18 months following a change of control.

Equity Plan. Our 2015 Plan permits the accelerated vesting of outstanding equity awards upon a change of control. The award agreements for all awards granted to employees under the 2015 Plan do not provide for accelerated vesting upon a change of control of us unless the grantee incurs a qualifying termination of employment within 18 months following the change of control (in which case the award will vest in full upon such termination). See “Information Regarding Executive Compensation—Potential Payments upon Termination or Change of Control” below, for more information about equity vesting under various circumstances.

401(k) Plan. The Exterran Corporation 401(k) Plan provides for accelerated vesting of any unvested employer matching contributions following a change of control.

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Other Policies and Considerations

Stock Ownership Requirements. Prior to the Spin-off, our Named Executive Officers (other than Mr. Way) were required to hold an amount of Exterran Holdings’ common stock with a market value of at least three times their annual base salary (for the Chief Executive Officer, five times his annual base salary) under Exterran Holdings’ stock ownership policy. Executive officers generally had five years from their date of hire or promotion, respectively, to meet this stock ownership requirement. At the time of the Spin-off, all of our Named Executive Officers (other than Mr. Way, who was not subject to this requirement at the time of the Spin-off) were in compliance with this policy. Our Compensation Committee believes that stock ownership requirements closely align its officers’ interests with those of its stockholders by ensuring its officers have a meaningful ownership stake in the Company. Accordingly, our stock ownership policy was established as of the effective time of the Spin-off, with the same ownership requirements and timeframe for meeting those requirements, commencing as of the Spin-off. Going forward, our Compensation Committee intends to measure the stock ownership of our Named Executive Officers annually as of June 30.

Prohibition on Hedging. We maintain a policy prohibiting all employees and directors from entering into any transaction designed to hedge or offset any decrease in the market value of our equity securities, including purchasing financial instruments (such as variable forward contracts, equity swaps, collars or exchange funds), or otherwise trading in market options (such as puts or calls), warrants, or other derivative instruments of our equity securities.

Tax and Accounting Considerations

Section 162(m) of the Code. Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 to any one executive officer within a fiscal year. Compensation that is “performance-based” is excluded from this limitation. For compensation to be “performance-based,” it must meet certain criteria, including performance goals approved by our stockholders and, in certain cases, objective targets based on performance goals approved by our stockholders. We believe that maintaining the discretion to evaluate the performance of its executive officers through the use of performance-based compensation is an important part of our responsibilities and benefits our stockholders, even if it may be non-deductible under Section 162(m) of the Code. The Compensation Committee, in coordination with management, intends to periodically assess the potential application of Section 162(m) of the Code on incentive compensation awards and other compensation decisions.

Section 280G of the Code. Section 280G of the Code disallows a tax deduction for excess parachute payments to certain executives of companies that undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from LTI plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation.

Section 409A of the Code. Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and directors to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our respective compensation and benefit plans and arrangements for all of our employees and directors, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Accounting for Stock-Based Compensation. We have followed Financial Accounting Standards Board Accounting Standards Codification 718, “Stock Compensation” (“ASC 718”) in accounting for stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions.

ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

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INFORMATION REGARDING EXECUTIVE COMPENSATION

The tables below set forth certain compensation information paid or awarded by Exterran Holdings or us, as applicable, during the year ended December 31, 2015.

Summary Compensation Table for 2015

The following table shows the compensation paid during the years shown to our Named Executive Officers by Exterran Holdings or us.

Name and Title	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Andrew J. Way, President and Chief Executive Officer	2015	369,231	2,000,000	(5)	3,999,996	—	750,000	9,087	7,128,314
Jon C. Biro, Senior Vice President and Chief Financial Officer	2015	420,000	—		1,199,995	—	213,000	35,723	1,868,718
	2014	113,077	—		499,974	—	100,000	5,151	718,202
Daniel K. Schlanger, Senior Vice President, Global Products	2015	420,000	600,000	(6)	1,400,005	—	110,000	97,150	2,627,155
	2014	407,308	—		511,980	279,995	600,000	64,447	1,863,730
Steven W. Muck, Senior Vice President, Global Services	2015	350,000	132,000	(6)	767,983	—	170,000	42,909	1,462,892
	2014	334,718	—		632,646	—	425,000	35,155	1,427,519
Christopher T. Werner, Senior Vice President, Global Operations	2015	298,751	75,000	(6)	399,987	—	91,500	19,310	884,548
	2014	285,717	—		232,626	—	133,258	20,510	672,111

(1)	Amounts reported in this column reflect base salaries earned on a fiscal year basis. Although no changes were made to our Named Executive Officers’ annualized base salaries during 2015, 2014 salaries reported in this column may appear lower than 2015 salaries because the last base salary adjustments were determined in March 2014.

(2)	The amounts in this column represent the grant date fair value of (a) restricted shares of Exterran Holdings’ and Exterran Corporation’s common stock (including the one-time restricted stock grants made in connection with the Spin-off, which are set forth in the table below) and (b) 2015 Performance Units at target. The grant date fair values of the 2015 Performance Units at maximum level were as follows: Mr. Biro: $240,018; Mr. Schlanger: $240,018; Mr. Muck: $150,007; and Mr. Werner: $119,993. The grant date fair value of these awards was calculated in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”). For a discussion of valuation assumptions, see Note 17 to the consolidated and combined financial statements in Exterran Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 and Note 16 to the consolidated financial statements in Archrock’s Annual Report on Form 10-K for the year ended December 31, 2015.

The grant date fair value of the one-time restricted stock grants made to our Named Executive Officers in connection with the Spin-off are as follows:

Name	Restricted Shares	Grant Date Fair Value ($)
Andrew J. Way	260,247	3,999,996
Jon C. Biro	26,024	399,989
Daniel K. Schlanger	39,037	599,999
Steven W. Muck	17,436	267,991

(3)	The amounts in this column for 2015 represent cash payments under the 2015 Incentive Program, which covered the compensation measurement and performance year ended December 31, 2015, and were paid during the first quarter of 2016.

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(4)	The amounts in this column for 2015 include the following:

Name	401(k) Plan Company Contribution ($)(a)	Deferred Compensation Plan Company Contribution ($)(b)	Tax Preparation and Planning Services ($)	DERs / Dividends ($)(c)	Other ($)(d)	Total ($)
Andrew J. Way	9,087	—	—	—	—	9,087
Jon C. Biro	9,275	8,925	—	17,505	18	35,723
Daniel K. Schlanger	7,969	1,517	5,500	24,688	57,476	97,150
Steven W. Muck	9,275	17,850	—	15,757	27	42,909
Christopher T. Werner	9,105	—	—	10,166	39	19,310

(a)	The amounts shown represent matching Company contributions for 2015.

(b)	Our Named Executive Officers could contribute up to 100% of their base pay and bonus to the Exterran Holdings (or, following the Spin-off, Exterran Corporation) Deferred Compensation Plan, and we made certain matching contributions designed to serve as a make-up for the portion of the employer matching contributions that cannot be made under our 401(k) plan due to Code limits.

(c)	Represents cash payments pursuant to (i) dividends on unvested restricted shares of Exterran Holdings common stock awarded under the Archrock 2007 Plan and Archrock 2013 Plan and (ii) dividend equivalents accrued in 2015 which were paid in March 2016 on unvested 2015 Performance Units awarded under the 2013 Plan as finally determined by the Compensation Committee following conclusion of the 2015 performance period.

(d)	Represents (i) for Mr. Biro, a cash payment for fractional shares resulting from the Spin-off, (ii) for Mr. Schlanger, the full value of the accelerated vesting of Partnership common units on November 3, 2015 and a cash payment for fractional shares resulting from the Spin-off, (iii) for Mr. Muck, a cash payment for fractional shares resulting from the Spin-off, and (iv) for Mr. Werner, a cash payment for fractional shares resulting from the Spin-off.

(5)	Consists of Mr. Way’s sign-on bonus pursuant to the CEO Offer Letter.

(6)	Represent cash retention payments awarded in connection with the Spin-off pursuant to the applicable NEO Employment Letters. For more information, see “Executive Employment Letters - NEO Employment Letters” above.

Grants of Plan-Based Awards for 2015

The following table shows the short- and long-term incentive plan awards granted to the Named Executive Officers in 2015. The share and unit numbers and values shown in the following table with respect to Exterran Holdings equity awards granted prior to the Spin-off do not reflect the adjustments of such awards that occurred in connection with the Spin-off, which was effective November 3, 2015. See the section above entitled “– LTI Award Adjustments in Connection with the Spin-off” for a description of the adjustment of Exterran Holdings equity awards in connection with the Spin-off.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(3)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew J. Way	11/4/2015	375,000	375,000	750,000				260,247	(5)			3,999,996

Jon C. Biro(8)	3/4/2015	0	294,000	588,000	0	5,011	7,517					160,001
	3/4/2015							20,044	(4)			640,005
	11/4/2015							26,024	(5)			399,989
Daniel K.
Schlanger(8)	3/4/2015	0	294,000	588,000	0	5,011	7,517					160,001
	3/4/2015							20,044	(4)			640,005
	11/4/2015							39,037	(6)			599,999
Steven W.
Muck(8)	3/4/2015	0	245,000	490,000	0	3,132	4,698					100,005
	3/4/2015							12,527	(4)			399,987
	11/4/2015							17,436	(7)			267,991
Christopher T.
Werner(8)	3/4/2015	0	180,000	360,000	0	2,505	3,758					79,985
	3/4/2015							10,022	(4)			320,002

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(1)	The amounts in these columns show the range of potential payouts under the 2015 Incentive Program. The actual payouts were determined in February 2016 and paid in March 2016, as shown in the Summary Compensation Table for 2015, above.

(2)	The amounts in these columns show the range of potential payouts of 2015 Performance Units awarded as part of the 2015 LTI Award. “Target” is the number of 2015 Performance Units awarded. “Threshold” is the lowest possible payout (0% of the grant), and “Maximum” is the highest possible payout (150% of the grant). See “Long-Term Incentive Compensation—Exterran Holdings 2015 Performance Units” for a description of the 2015 Performance Units.

(3)	The grant date fair value of performance units and restricted stock is calculated in accordance with ASC 718. 2015 Performance Units are shown at their pre-Spin-off target values. See Footnote (8) below for the post-Spin-off fair values of such awards (which reflect the incremental fair value associated with the adjustments to such awards in connection with the Spin-off). For a discussion of valuation assumptions, see Note 17 to the consolidated and combined financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 and Note 16 to the consolidated financial statements in Archrock’s Annual Report on Form 10-K for the year ended December 31, 2015.

(4)	Shares of restricted stock awarded under our 2015 Plan that vest one-third per year over a three-year period, subject to continued service through each vesting date.

(5)	Shares of restricted stock awarded under our 2015 Plan, 33% of which were vested on the date of grant, 33% will vest on November 3, 2016 and 34% will vest on November 3, 2017, subject to continued employment through each vesting date.

(6)	Shares of restricted stock awarded under our 2015 Plan, 100% of which will vest on November 3, 2016, subject to continued employment on the vesting date.

(7)	Represents the restricted stock portion of Mr. Muck’s retention incentive. Mr. Muck’s retention incentive was paid 33% in cash in connection with the Spin-off and the remaining 67% of the value of the retention incentive was awarded in restricted stock, which vests 33% on November 3, 2016 and 34% on November 3, 2017, subject to continued employment through each vesting date.

(8)	On March 4, 2015, each of Messrs. Biro, Schlanger, Muck and Werner received Exterran Holdings performance units and restricted stock awards in the amounts and with the grant date fair values shown in the table above. In connection with the Spin-off, these awards were redenominated into Exterran Corporation performance units or restricted stock awards (as applicable). The resulting amounts and the fair value of those awards, which have been calculated in accordance with ASC 718 as of the effective time of the Spin-off and reflect the incremental fair value associated with the adjustments to such awards in connection with the Spin-off, are shown below. The performance units are shown at target.

Name	Grant Type	Number of Shares (#)	Fair Value ($)
Jon C. Biro	Performance Units	6,349	160,058
	Restricted Stock	25,396	640,233
Daniel K. Schlanger	Performance Units	6,349	160,058
	Restricted Stock	25,396	640,233
Steven W. Muck	Performance Units	3,968	100,033
	Restricted Stock	15,872	400,133
Christopher T. Werner	Performance Units	3,173	79,991
	Restricted Stock	12,698	320,117

Outstanding Equity Awards at Fiscal Year-End for 2015

The following table shows our Named Executive Officers’ equity awards and equity-based awards denominated in our common stock outstanding at December 31, 2015. The share numbers and values shown in the following table cover shares of our common stock and reflect the adjustments made to Exterran Holdings equity awards in connection with the Spin-off, which was effective November 3, 2015. See the section above entitled “– LTI Award Adjustments in Connection with the Spin-off” for more information.

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Andrew J. Way						260,247	(3)	$4,176,964	(4)

Jon C. Biro						46,608	(3)	$748,058	(4)	6,349	(5)	$101,901	(4)

Daniel K. Schlanger	8,505	—		$17.96	2/28/2017
	3,600	—		$59.41	6/12/2017
	15,480	—		$18.02	3/4/2018
	22,522	—		$11.34	3/4/2019
	9,980	4,990	(1)	$19.77	3/4/2020
	3,205	6,410	(2)	$32.51	3/4/2021	68,562	(3)	$1,100,420	(4)	8,959	(5)	$143,792	(4)

Steven W. Muck						39,177	(3)	$628,791	(4)	4,734	(5)	$75,981	(4)

Christopher T. Werner	5,209	—		$15.10	5/11/2016
	5,418	—		$17.96	2/28/2017	15,470	(3)	$248,294	(4)	3,939	(5)	$63,221	(4)

(1)	Stock options awarded under the Archrock 2007 Plan that vest at the rate of one-third per year beginning on March 4, 2014, subject to continued service through each vesting date, with a term of seven years following the grant date.

(2)	Stock options awarded under the Archrock 2013 Plan that vest at the rate of one-third per year beginning on March 4, 2015, subject to continued service through each vesting date, with a term of seven years following the grant date.

(3)	Shares of restricted stock awarded under the Archrock 2007 Plan, the Archrock 2013 Plan or our 2015 Plan that vest at the rate indicated below, subject to continued services through each vesting date.

Name	Unvested Shares	Initial Vesting Date	Vesting Increments
Andrew J. Way	260,247	11/3/2016	One-third over 3 years

Jon C. Biro	3,775	9/22/2015	One-third over 3 years
	25,396	3/4/2016	One third over 3 years
	17,437	11/4/2015	33% on 11/4/15; 33% on 11/3/16; 34% on 11/3/17

Daniel K. Schlanger	1,863	3/4/2014	One-third over 3 years
	2,266	3/4/2015	One-third over 3 years
	25,396	3/4/2016	One-third over 3 years
	39,037	11/3/2016	100% on 11/3/2016

Steven W. Muck	1,251	3/4/2014	One-third over 3 years
	1,521	3/4/2015	One-third over 3 years
	3,097	4/29/2015	One-third over 3 years
	15,872	3/4/2016	One-third over 3 years
	17,436	11/3/2016	33% (cash) on 11/4/2015; 33% (restricted stock) on 11/3/16; 34% (restricted stock) on 11/3/17

Christopher T. Werner	1,251	3/4/2014	One-third over 3 years
	1,521	3/4/2015	One-third over 3 years
	12,698	3/4/2016	One-third over 3 years

(4)	Based on the market closing price of our common stock on December 31, 2015, $16.05.

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(5)	Performance units awarded under the Archrock 2007 Plan and the Archrock 2013 Plan that vest one-third per year over a three-year period beginning on the initial vesting date shown below, subject to continued service through each vesting date. Amounts shown are the actual number of units awarded, as determined by the Compensation Committee following the conclusion of the applicable performance period.

Name	Unvested Units	Initial Vesting Date
Jon C. Biro	6,349	03/04/2016

Daniel K. Schlanger	1,380	03/04/2014
	1,230	03/04/2015
	6,349	03/04/2016

Steven W. Muck	405	03/04/2014
	361	03/04/2015
	3,968	03/04/2016

Christopher T. Werner	405	03/04/2014
	361	03/04/2015
	3,173	03/04/2016

Option Exercises and Stock Vested for 2015

The following table shows the value realized by the Named Executive Officers upon stock award vesting of equity awards covering our common stock during 2015.

Stock Awards
Name	Number of Shares and Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Andrew J. Way	—	—
Jon C. Biro	8,587	131,982
Daniel K. Schlanger	—	—
Steven W. Muck	—	—
Christopher T. Werner	—	—

(1)	Includes Exterran Corporation’s restricted stock.

(2)	The value realized for vested awards was determined by multiplying the fair market value of the restricted stock (market closing price of Exterran Corporation’s common stock on the vesting date) by the number of shares or units that vested. Shares vested on various dates throughout the year; therefore, the value listed represents the aggregate value of all shares that vested for each Named Executive Officer in 2015.

Nonqualified Deferred Compensation for 2015

The following table shows the Named Executive Officers’ compensation for 2015 under Exterran Holdings’ nonqualified deferred compensation plan and, following the Spin-off, our nonqualified deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Andrew J. Way	—	—	—	—	—
Jon C. Biro	31,200	8,925	(1,158)	—	37,933
Daniel K. Schlanger	—	1,517	(7,640)	—	92,460
Steven W. Muck	210,000	17,850	(6,940)	—	223,242
Christopher T. Werner	—	—	(683)	—	9,061

(1)	The amounts in this column represent our contributions to each Named Executive Officer’s Deferred Compensation Plan account earned in 2015 but paid in the first quarter of 2016. These amounts are included in “All Other Compensation” in the Summary Compensation Table for 2015, above, but are not included in “Aggregate Balance at Last Fiscal Year End.”

In connection with the Spin-off, we established a nonqualified deferred compensation plan (the “Deferred Compensation Plan”) for the benefit of our employees. The material terms of the Deferred Compensation Plan are set forth below.

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Under the Deferred Compensation Plan, eligible employees are permitted to defer receipt of up to 100% of their base salary, annual bonus and, if designated by the plan administrator, regular commissions. We also make certain employer matching contributions designed to serve as a make-up for the portion of the employer matching contributions that cannot be made under our 401(k) plan due to Code limits. The amounts deferred under each participant’s Deferred Compensation Plan account are deemed to be invested in investment alternatives chosen by the participant from a range of choices established by the plan administrator. The balances of participant accounts are adjusted to reflect the gains or losses that would have been obtained if the participant contributions had actually been invested in the applicable investment alternatives.

Participants may elect to defer the distribution of their account balances until the occurrence of a specified future date or event, including: (i) a future date while the participant is employed by us, as specified by the participant, (ii) the participant’s separation from service (within the meaning of Section 409A of the Code), including due to death, or (iii) the participant’s disability. Participants may also elect whether to receive distributions of their account balances in a single lump-sum amount or in annual installments to be paid over a period of two to ten years.

Payment of a participant’s account will be made or commence, as applicable, as follows:

•	for lump sum payments, on the earlier of: (x) in the case of a specified in-service date, January 1 of such year and (y) in the case of a separation from service or disability, the date of the participant’s separation of service or, if earlier, disability and

•	for installment payments, the earlier of: (x) in the case of a specified in-service date, January 1 of such year and (y) in the case of a separation from service or disability, January 1 of the calendar year immediately following the date of the participant’s separation of service or, if earlier, disability.

The Deferred Compensation Plan is administered by our Compensation Committee. The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. We have also established a “rabbi trust” to satisfy our obligations under the Deferred Compensation Plan.

Potential Payments upon Termination or Change of Control

Exterran Holdings Severance Benefit Agreements. As of January 1, 2015, Exterran Holdings had entered into severance benefit agreements with each of Messrs. Biro, Schlanger and Muck. Messrs. Werner and Way entered into severance benefit agreements with Exterran Holdings in February 2015 and July 2015, respectively. The terms and conditions of these severance benefit agreements were substantially similar.

Each severance benefit agreement with Exterran Holdings provided that if the executive’s employment was terminated by Exterran Holdings without cause or by the executive with good reason at any time through the term of the agreement (one year, to be automatically renewed for successive one-year periods until 365 days’ prior notice is given by either party), he would receive a lump sum payment in cash on the 60th day (for Messrs. Biro, Werner and Way) or the 35th day (for Messrs. Schlanger and Muck) after the termination date equal to the sum of:

•	his annual base salary then in effect;

•	his target annual incentive bonus opportunity for the termination year; and

•	a pro-rated portion of his target annual incentive bonus opportunity for the termination year based on the length of time during which he was employed during such year (collectively, the “Non-CoC Cash Severance”).

In addition, the executive would be entitled to:

•	the accelerated vesting as of the termination date of his outstanding unvested Exterran Holdings equity, equity-based or cash awards and Partnership phantom units (subject to the consent of the compensation committee of Exterran GP LLC’s board of directors) that were scheduled to vest within 12 months following the termination date (the “Non-CoC Accelerated Vesting”), and for Mr. Way, the accelerated vesting as of the termination date of his outstanding unvested equity, equity-based or cash awards denominated in shares of our common stock that were scheduled to vest within 12 months following the termination date; and

•	continued coverage under Exterran Holdings’ medical benefit plans for him and his eligible dependents for up to one year following the termination date.

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Each executive’s entitlement to the payments and benefits under his severance benefit agreement with Exterran Holdings was subject to his execution of a waiver and release for Exterran Holdings’ benefit. In addition, each executive was subject to non-disparagement restrictions.

Company Severance Benefit Agreements. In connection with the Spin-off, on November 3, 2015, we entered into severance benefit agreements with all of our Named Executive Officers, which superseded the severance benefit agreements with Exterran Holdings prior to the Spin-off. Each such severance benefit agreement is substantially similar to the severance benefit agreements between each of our Named Executive Officers and Exterran Holdings prior to the Spin-off, as described above, except that with respect to Messrs. Biro, Schlanger, Muck and Werner:

•	the executive’s Non-CoC Cash Severance will also include any earned but unpaid annual incentive award for the fiscal year ending prior to the termination date; and

•	the executive will also be entitled to accelerated vesting as of the termination date of his outstanding unvested equity, equity-based or cash awards denominated in shares of our common stock that were scheduled to vest within 12 months following the termination date (in addition to the Non-CoC Accelerated Vesting described above).

Exterran Holdings Change of Control Agreements. As of January 1, 2015, Exterran Holdings had entered into change of control agreements with each of Messrs. Biro, Schlanger and Muck. Messrs. Werner and Way entered into change of control agreements with Exterran Holdings in February 2015 and July 2015, respectively. The terms and conditions of these change of control agreements were substantially similar.

Each change of control agreement with Exterran Holdings provided that if the executive’s employment was terminated by Exterran Holdings other than for cause, death or disability, or by the executive for good reason (in each case, a “Qualifying Termination”), within 18 months following a change of control of Exterran Holdings (as defined in the change of control agreements), he would receive a cash payment within 60 days after the termination date equal to:

•	two times his current annual base salary plus two times his target annual incentive bonus opportunity for that year (the “CoC Cash Severance”); and

•	two times the total of the company contributions that would have been credited to him under the Exterran Holdings 401(k) Plan and any other deferred compensation plan had he made the required amount of elective deferrals or contributions during the 12 months immediately preceding the termination month.

In addition, the executive would be entitled to:

•	any amount previously deferred, or earned but not paid, by him under the incentive and nonqualified deferred compensation plans or programs as of the termination date;

•	continued coverage under Exterran Holdings’ medical benefit plans for him and his eligible dependents for up to two years following the termination date;

•	the accelerated vesting of all his unvested Exterran Holdings stock options, restricted stock, restricted stock units or other stock-based awards, and all Partnership common units, unit appreciation rights, unit awards or other unit-based awards and all cash-based incentive awards (collectively, the “CoC Accelerated Vesting”) and for Mr. Way, accelerated vesting of his outstanding unvested equity, equity-based or cash awards denominated in shares of our common stock;

•	for Mr. Schlanger (whose change of control agreement predates Exterran Holdings’ 2009 policy to no longer include tax gross-ups in such agreements), an additional gross-up payment if a payment or distribution we make to him or for his benefit is subject to a federal excise tax, which, as discussed below, is no longer in effect; and

•	for Mr. Way, a Section 280G “best pay” provision pursuant to which in the event any payments or benefits received by Mr. Way would be subject to an excise tax under Section 4999 of the Code, Mr. Way will receive either the full amount of his payments or a reduced amount such that no portion of the payments is subject to the excise tax (whichever results in the greater after-tax benefit to Mr. Way).

Each executive’s entitlement to the payments and benefits under his change of control agreement was also subject to his execution of a waiver and release for Exterran Holdings’ benefit. In addition, in the event an executive received payments

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under his change of control agreement, such executive was subject to confidentiality, non-disclosure, non-solicitation and non-competition restrictions for two years following a termination of his employment.

Company Change of Control Agreements. In connection with the Spin-off, on November 3, 2015, we entered into new change of control agreements with each of our Named Executive Officers, which superseded the change of control agreements with Exterran Holdings prior to the Spin-off. Each such change of control agreement is substantially similar to the change of control agreements between each of our Named Executive Officers and Exterran Holdings prior to the Spin-off, as described above, except that:

•	Mr. Way’s CoC Cash Severance equals three times his current annual base salary plus three times his target annual incentive bonus opportunity for that year;

•	the executive’s CoC Cash Severance will also include (i) a pro-rated portion of his target annual incentive bonus opportunity for the termination year based on the length of time during which he was employed during such year and (ii) any earned but unpaid annual incentive award for the fiscal year ending prior to the termination date; and

•	with respect to Messrs. Biro, Schlanger, Muck and Werner:

•	the executive will also be entitled to accelerated vesting of his outstanding unvested equity, equity-based or cash awards denominated in shares of our common stock (in addition to the CoC Accelerated Vesting described above); and

•	the agreements include a Section 280G “best pay” provision pursuant to which in the event any payments or benefits received by the executive would be subject to an excise tax under Section 4999 of the Code, the executive will receive either the full amount of his payments or a reduced amount such that no portion of the payments is subject to the excise tax (whichever results in the greater after-tax benefit to the executive). In connection with the entrance into new change of control agreements, the tax gross-up provision contained in Mr. Schlanger’s pre-Spin-off change of control agreement was eliminated.

Vesting of Equity-Based Incentives

As described above, in connection with the Spin-off, Exterran Holdings equity awards held by our Named Executive Officers were adjusted to cover, in whole or in part, shares of our common stock. Such awards remain generally subject to the same terms and conditions, including vesting acceleration, as the original Exterran Holdings award.

Upon a Change of Control. The award agreements for all outstanding Archrock equity awards as of the date of this Proxy Statement and the award agreements for all Exterran Corporation awards granted under the 2015 Plan provide that no portion of the award shall be subject to accelerated vesting upon a change of control of Archrock or us (as applicable). Instead, such awards are subject to accelerated vesting only if a Qualifying Termination occurs within eighteen months following such change of control.

Pursuant to the Employee Matters Agreement, for purposes of all outstanding stock options, restricted stock, restricted stock units, and performance units that continue to cover Archrock common stock that continue to be held by our employees (including our Named Executive Officers) following the Spin-off (collectively, “Archrock Awards”), a change of control of us will be treated as a change of control of Archrock under the terms of the applicable award agreements. In addition, notwithstanding anything to the contrary in the applicable award agreements, all Archrock Awards will vest in full (to the extent then-unvested) upon a change in control of Archrock.

Upon a Termination Due to Death or Disability. The outstanding award agreements for all Archrock and Exterran Corporation stock options, restricted stock and restricted stock units provide that, upon a termination due to death or disability, the award will accelerate in full. In addition, the outstanding award agreements for performance units provide that the award will accelerate in full based on (i) the achievement of the applicable performance goals if such goals have been determined as of the date of termination or (ii) achievement at the target performance level if the applicable performance goals have not been determined as of the date of termination.

Potential Payments. The following table shows the potential payments to the Named Executive Officers upon a theoretical termination of employment or change of control occurring on December 31, 2015. The amounts shown assume a common stock value of $16.05 per share of our common stock and a common stock value of $7.52 per share of Archrock’s common stock (the December 31, 2015 market closing prices). The actual amount paid out to an executive upon an actual termination or change of control can only be determined at the time of such event.

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Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)		Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)

Andrew J. Way
Cash Severance	—	2,250,000	(3)	—	5,250,000	(4)
Stock Options(5)	—	—		—	—
Restricted Stock(6)	4,176,964	1,392,321		—	4,176,964
Performance Awards(8)	—	—		—	—
Other Benefits(9)	—	10,173		—	204,742
Total Pre-Tax Benefit	4,176,964	3,652,494		—	9,631,706

Jon C. Biro
Cash Severance	—	1,008,000	(3)	—	1,722,000	(4)
Stock Options(5)	—	—		—	—
Restricted Stock(6)	804,842	332,375		—	804,842
Performance Awards(7)	101,901	33,978		—	101,901
Other Benefits(8)	—	14,589		—	85,197
Total Pre-Tax Benefit	906,743	1,388,942		—	2,713,940

Daniel K. Schlanger
Cash Severance	—	1,008,000	(3)	—	1,722,000	(4)
Stock Options(5)	—	—		—	—
Restricted Stock(6)	1,162,528	855,576		57,928	1,162,528
Performance Awards(7)	183,046	96,002		42,904	183,046
Other Benefits(8)	—	10,173		—	175,100
Total Pre-Tax Benefit	1,345,574	1,969,751		100,832	3,242,674

Steven W. Muck
Cash Severance	—	840,000	(3)	—	1,435,000	(4)
Stock Options(5)	—	—		—	—
Restricted Stock(6)	717,068	335,509		38,894	717,068
Performance Awards(7)	87,509	39,437		12,599	87,509
Other Benefits(8)	—	7,336		—	103,654
Total Pre-Tax Benefit	804,577	1,222,282		51,493	2,343,231

Christopher T. Werner(9)
Cash Severance	—	660,000	(3)	—	1,140,000	(4)
Stock Options(5)	—	—		—	—
Restricted Stock(6)	289,992	130,469		38,894	289,992
Performance Awards(7)	74,749	35,184		12,599	74,749
Other Benefits(8)	—	10,173		—	80,957
Total Pre-Tax Benefit	364,741	835,826		51,493	1,585,698

(1)	“Disability” is defined in the Archrock 2007 Plan and Archrock 2013 Plan for awards granted prior to the Spin-off and in our 2015 Plan for awards granted following the Spin-off.

(2)	“Cause” and “Good Reason” are defined in the severance benefit and change of control agreements with Exterran Corporation.

(3)	If the executive had been terminated without Cause or resigned with Good Reason on December 31, 2015, under his severance benefit agreement his cash severance would consist of (i) the sum of his base salary and his target annual incentive bonus (calculated as a percentage of his annual base salary for 2015), plus (ii) his target annual incentive bonus (calculated as a percentage of his annual base salary for 2015).

(4)	If the executive had been subject to a Change of Control followed by a Qualifying Termination (as defined in his change of control agreement) on December 31, 2015, under his change of control agreement, his cash severance would consist of (i) two times (three times for Mr. Way) the sum of his base salary and his target annual incentive bonus (calculated as a percentage of his annual base salary for 2015), plus (ii) his target annual incentive bonus (calculated as a percentage of his annual base salary for 2015).

(5)	As of December 31 2015, none of the executive’s unvested options to purchase Exterran Corporation common stock or Archrock common stock were in-the-money based on the December 31, 2015 market closing prices of Exterran Corporation and Archrock common stock.

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(6)	The amounts in this row represent the value of the accelerated vesting of the executive’s unvested restricted stock of Exterran Corporation and Archrock, based on the December 31, 2015 market closing prices of Exterran Corporation and Archrock common stock.

(7)	The amounts in this row represent the value of the accelerated vesting of the executive’s unvested performance awards of Exterran Corporation and Archrock, based on the December 31, 2015 market closing prices of Exterran Corporation and Archrock common stock.

(8)	The amounts in this row represent each executive’s right to the payment, as applicable, of (i) medical benefit premiums for a one-year period in the event of a termination without Cause or voluntary resignation for Good Reason, or (ii) medical benefit premiums and Exterran Corporation contributions under the 401(k) Plan and deferred compensation plan for a two-year period in the event of a change of control followed by a Qualifying Termination.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of us and our stockholders. Therefore, our Audit Committee has adopted a written policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between us and individuals with a direct or indirect affiliation with us and to ensure that those transactions are in our best interest. Any proposed related-party transaction must be submitted to the Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires that our subsidiaries report all related party transactions to the Financial Reporting Department on a quarterly basis. In the event a senior officer becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

In reviewing a proposed or ongoing related-party transaction, the Audit Committee will consider, among other things, the following factors to the extent relevant to the related-party transaction:

•	whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;

•	whether there are any compelling business reasons for the Company to enter into the transaction;

•	whether the transaction would impair the independence of an otherwise independent director; and

•	whether the transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account, among other factors the Audit Committee deems relevant, the size of the transaction, the overall financial position of the director, executive officer or other related party, that person’s interest in the transaction and the ongoing nature of any proposed relationship.

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PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2015. The Audit Committee has selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2016. We are submitting the selection of Deloitte for stockholder ratification at the Annual Meeting.

Representatives of Deloitte attended all meetings of the Audit Committee in 2015. For additional information concerning the Audit Committee and its activities with Deloitte, see “Report of the Audit Committee” contained in this Proxy Statement and “Pre-Approval Policy” following this proposal description. We expect that a representative of Deloitte will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Board of Directors’ Recommendation

The Board recommends that the stockholders vote “FOR” the ratification of the reappointment of Deloitte & Touche LLP.

Vote Required

Ratification requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal. This Proposal is considered a “routine” matter, and therefore, if a brokerage firm holds your shares and you do not provide any voting instructions, your brokerage firm will have discretionary authority to vote your shares on this matter. Abstentions will have no effect on the outcome of the vote.

Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting such ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Deloitte and its member firms and respective affiliates on our behalf during calendar year 2015.

Types of Fees	2015
Audit fees(a)	$2,857,524
Audit-related fees(b)	440,435
Tax fees(c)	55,200
Other(d)	3,000
Total fees:	$3,356,159

(a)	Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements we are required to file with the SEC, statutory audits of certain of our subsidiaries’ financial statements as required under local regulations and other services, including assistance with and review of documents filed with the SEC.

(b)	Audit-related fees primarily consisted of fees for services rendered by our independent registered public accounting firm in connection with the preparation of our Form 10 registration statement, including issuance of comfort letters, which were incurred prior to the completion of the Spin-off and paid by Archrock.

(c)	Tax fees include fees billed by our independent registered public accounting firm primarily related to tax compliance and consulting services.

(d)	All other fees include fees billed by our independent registered public accounting firm related to software licensing agreements.

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In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by (i) the SEC to implement the Sarbanes-Oxley Act of 2002, and (ii) the American Institute of Certified Public Accountants.

Pre-Approval Policy

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Approval of services and related fees by the Audit Committee chair is reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2015 were pre-approved by our Audit Committee or Archrock’s audit committee.

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PROPOSAL 3 ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal gives stockholders the opportunity to approve, reject or abstain from voting with respect to the compensation provided to our Named Executive Officers for 2015, as described this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to attract and retain individuals with the level of expertise and experience needed to help achieve the business objectives intended to drive both short- and long-term success and stockholder value. You are encouraged to read the detailed information concerning our executive compensation program and policies contained in the Compensation Discussion and Analysis section of this Proxy Statement as well as the compensation-related tabular and other disclosure following the Compensation Discussion and Analysis.

Board of Directors’ Recommendation

The Board recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Exterran Corporation approve, on an advisory basis, the compensation paid to its Named Executive Officers for 2015, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Vote Required

Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Because the vote on this proposal is advisory in nature, the outcome will not be binding on the Company, the Board or the Compensation Committee and will not affect compensation already paid or awarded. However, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

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PROPOSAL 4 ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934 requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should conduct advisory votes on the compensation of our named executive officers. Stockholders may indicate whether they would prefer that we conduct advisory votes on executive compensation every year, every two years or every three years. Stockholders also may abstain from casting a vote on this proposal.

After careful consideration, the Board believes that a frequency of “every year” for the advisory vote on executive compensation is the preferable interval for conducting and responding to a “say on pay” vote, so that stockholders may annually express their views on our executive compensation programs.

Board of Directors’ Recommendation

The Board recommends that stockholders vote for the option of “EVERY YEAR” on the following resolution:

“RESOLVED, that the stockholders of Exterran Corporation determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years or every three years.”

Vote Required

The frequency option (every year, every two years or every three years) that receives a plurality of votes cast on this proposal will be deemed the preferred option of our stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Because this vote is advisory in nature and non-binding on the Company, the Board may decide to hold advisory votes on named executive officer compensation more or less frequently than the deemed preferred option, except that these votes must be held at least every three years. However, the Board and the Compensation Committee value the opinions expressed by stockholders regarding the frequency of these votes and will take into account the outcome of the vote when considering how often to submit these matters for stockholder input.

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ADDITIONAL INFORMATION

2017 Annual Meeting of Stockholders

Any stockholder proposal that is intended for inclusion in our Proxy Statement for our 2017 annual meeting of stockholders must be received by our Corporate Secretary no later than November 18, 2016.

Our bylaws establish an advance-notice procedure for stockholder proposals or director nominations to be brought before an annual meeting but not included in our Proxy Statement. Under these bylaw provisions, we must receive written notice of a stockholder proposal or director nomination to be brought before the 2017 annual meeting of stockholders on or after November 18, 2016 and no later than December 18, 2016 for that proposal or nomination to be considered timely. Stockholder proposals and director nominations brought under these bylaw provisions must include the information required under our bylaws, including the following:

•	a description of the material terms of certain derivative instruments to which the stockholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

•	with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the proposing person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

A stockholder submitting a proposal or director nomination under our bylaw provisions must, among other things:

•	include the name and address of the stockholder, and the number of our shares that are, directly or indirectly, owned beneficially and of record by the stockholder;

•	state whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;

•	be a stockholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and

•	update and supplement the required information 10 business days prior to the date of the meeting.

These requirements in our bylaws are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our Proxy Statement. Stockholders may obtain a copy of our bylaws by making a written request to our Corporate Secretary.

Stockholder proposals and nominations of directors must be delivered to our principal executive office at 4444 Brittmoore Road, Houston, Texas 77041, Attention: Corporate Secretary.

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EXTERRAN CORPORATION 4444 BRITTMOORE ROAD HOUSTON, TX 77041

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E05423-P75100	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

EXTERRAN CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the election of the following eight director nominees:		☐	☐	☐

1.	Election of Directors

	01) William M. Goodyear	05) Mark R. Sotir
	02) James C. Gouin	06) Richard R. Stewart
	03) John P. Ryan	07) Andrew J. Way
	04) Christopher T. Seaver	08) Ieda Gomes Yell

The Board of Directors recommends you vote FOR proposals 2 and 3:							For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as Exterran Corporation’s independent registered public accounting firm for 2016.						☐	☐	☐

3.	Advisory, non-binding vote to approve the compensation of our named executive officers.						☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:						1 Year	2 Years	3 Years	Abstain

4.	Advisory, non-binding vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers.					☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10K Wrap are available at www.proxyvote.com.

E05424-P75100

EXTERRAN CORPORATION Annual Meeting of Stockholders April 28, 2016 8:30 AM CDT This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Andrew J. Way, William M. Goodyear and Valerie L. Banner, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EXTERRAN CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 8:30 AM, CDT on April 28, 2016, at the offices of EXTERRAN CORPORATION located at 4444 Brittmoore Road, Houston, Texas 77041, USA, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side